Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-217916

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 30, 2017)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$600,000,000 Floating Rate Notes due 2022

US$400,000,000 2.50% Notes due 2020

US$1,000,000,000 3.00% Notes due 2022

Our US$600,000,000 aggregate principal amount of floating rate notes due 2022 (the “Floating Rate Notes”) will bear interest at a rate equal to Three-Month USD LIBOR (as defined herein) plus 0.925% per annum. Interest on the Floating Rate Notes is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. The first interest payment on the Floating Rate Notes will be made on February 1, 2018 in respect of the period from (and including) November 1, 2017 to (but excluding) February 1, 2018. The Floating Rate Notes will mature on November 1, 2022.

Our US$400,000,000 aggregate principal amount of notes due 2020 (the “2020 Notes”) will bear interest at a rate of 2.50% per annum, and our US$1,000,000,000 aggregate principal amount of notes due 2022 (the “2022 Notes”, and together with the 2020 Notes, the “Fixed Rate Notes”) will bear interest at a rate of 3.00% per annum. Interest on the Fixed Rate Notes is payable semi-annually in arrears on May 1 and November 1 of each year. The first interest payment on the Fixed Rate Notes will be made on May 1, 2018 in respect of the period from (and including) November 1, 2017 to (but excluding) May 1, 2018. The 2020 Notes will mature on November 1, 2020, and the 2022 Notes will mature on November 1, 2022.

All references to the “Notes” are to the Floating Rate Notes, the 2020 Notes and the 2022 Notes, collectively.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Floating Rate Notes			2020 Notes			2022 Notes
	Per Note	Total		Per Note	Total		Per Note	Total
Public offering price	100.000%	US$	600,000,000	99.650%	US$	398,600,000	99.853%	US$	998,530,000
Underwriting discounts	0.300%	US$	1,800,000	0.250%	US$	1,000,000	0.300%	US$	3,000,000
Proceeds to us, before expenses	99.700%	US$	598,200,000	99.400%	US$	397,600,000	99.553%	US$	995,530,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from (and including) November 1, 2017.

Applications have been made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about November 1, 2017.

Joint Bookrunners and Lead Managers

BofA Merrill Lynch
BNP PARIBAS
Citigroup
Crédit Agricole CIB
MUFG

Joint Lead Manager

Mirae Asset Daewoo

Co-Manager

KEXIM Asia Limited

Prospectus Supplement Dated October 24, 2017

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “￦”, “Won” or “Korean won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Unless otherwise indicated, all references to “Floating Rate Notes” contained in this prospectus supplement are to the US$600,000,000 aggregate principal amount of floating rate notes due 2022, all references to “2020 Notes” are to the US$400,000,000 aggregate principal amount of 2.50% notes due 2020, all references to “2022 Notes” are to the US$1,000,000,000 aggregate principal amount of 3.00% notes due 2022 and all references to “Fixed Rate Notes” are to the 2020 Notes and the 2022 Notes, collectively. Unless otherwise indicated, all references to the “Notes” are to the Floating Rate Notes, the 2020 Notes and the 2022 Notes, collectively.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our financial information included in this prospectus supplement was prepared under International Financial Reporting Standards as adopted by Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and information are to financial statements and information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated June 30, 2017. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-217916, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$600,000,000 aggregate principal amount of floating rate notes due November 1, 2022 (the “Floating Rate Notes”), US$400,000,000 aggregate principal amount of 2.50% notes due November 1, 2020 (the “2020 Notes”) and US$1,000,000,000 aggregate principal amount of 3.00% notes due November 1, 2022 (the “2022 Notes”, and together with the 2020 Notes, the “Fixed Rate Notes”). All references to the “Notes” are to the Floating Rate Notes, the 2020 Notes and the 2022 Notes, collectively.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Floating Rate Notes

The Floating Rate Notes will bear interest for each Interest Period (as defined herein) at a rate equal to Three-Month USD LIBOR plus 0.925% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. The first interest payment on the Floating Rate Notes will be made on February 1, 2018 in respect of the period from (and including) November 1, 2017 to (but excluding) February 1, 2018. Interest on the Floating Rate Notes will accrue from November 1, 2017 and will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Fixed Rate Notes

The 2020 Notes will bear interest at a rate of 2.50% per annum, and the 2022 Notes will bear interest at a rate of 3.00% per annum, in each case payable semi-annually in arrears on May 1 and November 1 of each year. The first interest payment on the Fixed Rate Notes will be made on May 1, 2018 in respect of the period from (and including) November 1, 2017 to (but excluding) May 1, 2018. Interest on the Fixed Rate Notes will accrue from November 1, 2017 and will be computed based on a 360-day year consisting of twelve 30-day months.

See “Description of the Notes—Payment of Principal and Interest.”

Listing

Applications have been made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. There can be no assurance that such listing will be obtained for the Notes. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Notes are expected to be traded in a minimum board lot size of US$200,000.

Form and settlement

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about November 1, 2017, which we expect will be the sixth business day following the date of this prospectus supplement, referred to as “T+6.” You should note that initial trading of the Notes may be affected by the T+6 settlement. See “Underwriting—Delivery of the Notes.”

Underwriting

KEXIM Asia Limited, one of the underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons. See “Underwriting—Relationship with the Underwriters.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated June 30, 2017. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Overview

As of June 30, 2017, we had ￦74,122 billion of outstanding loans, including ￦43,582 billion of outstanding export credits, ￦25,396 billion of outstanding overseas investment credits and ￦4,125 billion of outstanding import credits, as compared to ￦76,724 billion of outstanding loans, including ￦42,628 billion of outstanding export credits, ￦27,527 billion of outstanding overseas investment credits and ￦3,741 billion of outstanding import credits as of December 31, 2016.

Capitalization

As of June 30, 2017, our authorized capital was ￦15,000 billion and our capitalization was as follows:

	June 30, 2017(1)
	(billions of Won) (unaudited)
Long-Term Debt(2)(3)(4)(5):
Borrowings in Korean Won	￦	—
Borrowings in Foreign Currencies		5,289
Export-Import Financing Debentures		44,889

Total Long-term Debt	￦	50,178

Capital:
Paid-in Capital(6)	￦	11,815
Retained Earnings		981
Legal Reserve		329
Voluntary Reserve		—
Reserve for Bad Loan(7)		206
Unappropriated Retained Earnings		445
Additional Paid-in Capital		(124)
Other Components of Equity(8)		159

Total Capital	￦	12,831

Total Capitalization	￦	63,009

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since June 30, 2017.
(2)	We have translated borrowings in foreign currencies as of June 30, 2017 into Won at the rate of ￦1,139.6 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2017.
(3)	As of June 30, 2017, we had contingent liabilities totaling ￦50,621 billion, which consisted of ￦46,016 billion under confirmed guarantees and ￦4,605 billion under unconfirmed guarantees issued on behalf of our clients.
(4)	As of June 30, 2017, we had entered into 406 interest rate related derivative contracts with a notional amount of ￦38,443 billion and 735 currency related derivative contracts with a notional amount of ￦34,723 billion in accordance with our policy to hedge interest rate and currency risks.

(5)	All of our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of June 30, 2017, authorized ordinary share capital was ￦15,000 billion and issued fully-paid ordinary share capital was ￦11,815 billion. See “—Business—Government Support and Supervision.”
(7)	If the estimated allowance for credit loss determined by K-IFRS for accounting purposes is lower than that for regulatory purposes as required by Supervisory Regulation of Banking Business, we reserve such difference as regulatory reserve for bad loans. See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of and for the six months ended June 30, 2017 and 2016—Note 24.”
(8)	See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of and for the six months ended June 30, 2017 and 2016—Note 22.”

Business

Government Support and Supervision

The Government contributed to our capital (i) ￦125 billion in the form of shares of Yeosu Gwangyang Port Authority and ￦125 billion in the form of shares of Incheon Port Authority in May 2017 and (ii) ￦1,167 billion in the form of shares of Korea Aerospace Industries Ltd. in June 2017. As of June 30, 2017, our paid-in capital was ￦11,815 billion compared to ￦10,398 billion as of December 31, 2016.

Selected Financial Statement Data

You should read the following financial statement data together with our separate financial statements and notes included in this prospectus supplement. The following tables present selected separate financial information as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and 2016, which has been derived from our unaudited separate K-IFRS financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 included in this prospectus supplement:

	Six Months Ended June 30,
	2017		2016
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	￦	1,303	￦	1,083
Total Interest Expense		785		680
Net Interest Income (Expenses)		518		403
Operating Income (Loss)		579		(1,235)
Income (Loss) before Income Tax		582		(1,239)
Income Tax Expense (Benefit)		137		(301)
Net Income (Loss)		445		(938)

	As of June 30, 2017 (unaudited)		As of December 31, 2016
	(billions of Won)
Balance Sheet Data
Total Loan Credits(1)	￦	74,122	￦	76,724
Total Borrowings(2)		68,759		71,880
Total Assets		86,758		89,775
Total Liabilities		73,927		78,555
Total Shareholders’ Equity		12,831		11,220

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency advance for customers and others and before deducting valuation adjustment of loans in foreign currencies, allowance for loan losses and deferred loan origination fees.
(2)	Includes borrowings and debentures.

For the six months ended June 30, 2017, we had net income of ￦445 billion compared to net loss of ￦938 billion for the six months ended June 30, 2016.

The principal factors for the net income of ￦445 billion in the first half of 2017 compared to the net loss of ￦938 billion in the corresponding period of 2016 included:

•

reversal of impairment loss on guarantees of ￦656 billion in the first half of 2017 compared to impairment loss on guarantees of ￦788 billion in the corresponding period of 2016, primarily due to a decrease in guarantees as well as an improvement in guarantee quality;

•

an increase in net interest income to ￦518 billion in the first half of 2017 from ￦403 billion in the corresponding period of 2016, primarily due to an increase in interest income resulting mainly from increased Loan Credits; and

•	a decrease in impairment loss on loans to ￦756 billion in the first half of 2017 from ￦836 billion in the corresponding period of 2016, primarily due to an improvement in loan quality.

The above factors were partially offset by income tax expense of ￦137 billion in the first half of 2017 compared to income tax benefit of ￦301 billion in the corresponding period of 2016, primarily due to income before income tax of ￦582 billion in the first half of 2017 compared to loss before income tax of ￦1,239 billion in the corresponding period of 2016.

As of June 30, 2017, our total assets decreased to ￦86,758 billion from ￦89,775 billion as of December 31, 2016, primarily due to a decrease in Loan Credits to ￦74,122 billion as of June 30, 2017 from ￦76,724 billion as of December 31, 2016.

As of June 30, 2017, our total liabilities decreased to ￦73,927 billion from ￦78,555 billion as of December 31, 2016. The decrease in liabilities was primarily due to a decrease in debentures to ￦60,456 billion as of June 30, 2017 from ￦62,119 billion as of December 31, 2016 and a decrease in borrowings to ￦8,303 billion as of June 30, 2017 from ￦9,761 billion as of December 31, 2016.

The decrease in assets and liabilities was primarily due to a decrease in the volume of loans and debt, respectively. The appreciation of the Won against the U.S. dollar as of June 30, 2017 compared to December 31, 2016 magnified the effect of the decrease in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt (including a significant percentage in U.S. dollar).

As of June 30, 2017, our total shareholders’ equity increased to ￦12,831 billion from ￦11,220 billion as of December 31, 2016, primarily due to an increase in paid-in capital to ￦11,815 billion as of June 30, 2017 from ￦10,398 billion as of December 31, 2016.

Operations

Loan Operations

In the first half of 2017, we provided total loans of ￦26,329 billion, a decrease of 8% from the corresponding period of 2016.

Export Credits

As of June 30, 2017, export credits in the amount of ￦43,582 billion represented 60% of our total outstanding Loan Credits. Our disbursements of export credits amounted to ￦17,640 billion in the first half of 2017, a decrease of 3% from the corresponding period of 2016, which was mainly due to decreased activity for construction of industrial plants. The appreciation of the Won against the U.S. dollar as of June 30, 2017 compared to June 30, 2016 magnified the effect of the decrease in the volume of export credits in the first half of 2017, as a majority of our export credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Overseas Investment Credits

As of June 30, 2017, overseas investment credits amounted to ￦25,396 billion, representing 35% of our total outstanding Loan Credits. Our disbursements of overseas investment credits in the first half 2017 decreased by 33% to ￦5,078 billion from the corresponding period of 2016, primarily due to decreased demand in overseas investment and project credits. The appreciation of the Won against the U.S. dollar as of June 30, 2017 compared to June 30, 2016 magnified the effect of the decrease in the volume of overseas investment credits in the first half of 2017, as a majority of our overseas investment credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Import Credits

As of June 30, 2017, import credits in the amount of ￦4,125 billion represented 6% of our total outstanding Loan Credits. Our disbursements of import credits amounted to ￦3,611 billion in the first half of 2017, an increase of 15% over the corresponding period of 2016, which was mainly due to an increase in demand for financing for raw materials used for export and domestic consumption. The appreciation of the Won against the U.S. dollar as of June 30, 2017 compared to June 30, 2016 partially offset the effect of the increase in the volume of import credits in the first half of 2017, as a significant portion of our import credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Guarantee Operations

Guarantee commitments as of June 30, 2017 decreased to ￦50,621 billion from ￦59,679 billion as of December 31, 2016. Guarantees we had confirmed as of June 30, 2017 decreased to ￦46,016 billion from ￦53,615 billion as of December 31, 2016.

For further information regarding our guarantee and letter of credit operations, see “Notes to Separate Financial Statements of June 30, 2017 and 2016—Note 36”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2017, categorized by type of exposure extended:

		June 30, 2017
		(billions of Won, except for percentages)
A	Loans in Won	￦	17,785	15%
B	Loans in Foreign Currencies		52,238	44
C	Loans (A+B)		70,023	60
D	Other Loans(1)		4,098	3
E	Loan Credits (C+D)		74,122	63
F	Allowances for Possible Loan Losses		(2,564)	(2)
G	Loan Credits including PVD (E-F)		71,557	61
H	Guarantees		46,016	39
I	Credit Exposure (G+H)	￦	117,573	100%

(1)	Includes call loans, inter-bank loans, other loans.

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (including call loans and inter-bank loans in foreign currency) as of June 30, 2017, categorized by geographic area(1)(2):

	June 30, 2017(1)		As % of June 30, 2017 Total
	(billions of Won, except for percentages)
Asia(2)	￦	54,699	74%
Europe		5,004	7
America		10,671	14
Africa		3,748	5

Total	￦	74,122	100%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Includes Australia.

Individual Exposure

As of June 30, 2017, our largest Credit Exposure was to Daewoo Shipbuilding & Marine Engineering (“DSME”) in the amount of ￦9,569 billion, a decrease from ￦10,170 billion as of December 31, 2016, primarily due to a decrease in refund guarantees.

As of June 30, 2017, our second and third largest Credit Exposures were to Samsung Heavy Industries in the amount of ￦4,349 billion and to Hyundai Heavy Industries in the amount of ￦3,251 billion.

The following table sets out our five largest Credit Exposures as of June 30, 2017(1):

Rank	Name of Borrower	Loans	Guarantees	Total
		(billions of Won)
1	Daewoo Shipbuilding & Marine Engineering	2,914	6,655	9,569
2	Samsung Heavy Industries	1,005	3,344	4,349
3	Hyundai Heavy Industries	1,127	2,123	3,251
4	Hanwha Engineering & Construction	—	2,666	2,666
5	Doosan Heavy Industries & Construction	824	1,608	2,432

(1)	Excludes loans and guarantees extended to affiliates.

Source: Internal accounting records.

As of June 30, 2017, our exposure to STX Offshore & Shipbuilding decreased to ￦322 billion from ￦531 billion as of December 31, 2016, primarily due to a decrease in refund guarantees. As of June 30, 2017, our exposure to Sungdong Shipbuilding & Marine Engineering decreased to ￦2,390 billion from ￦2,943 billion as of December 31, 2016, primarily due to a decrease in refund guarantees and the redemption of certain existing loans.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2017:

	As of June 30, 2017
	Loan Amount(1)		Loan Loss Reserve(2)
Normal	￦	104,074	￦	306
Precautionary		10,211		787
Sub-standard		531		126
Doubtful		2,479		937
Estimated Loss		1,824		1,340
Total	￦	119,119	￦	3,496

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

As of June 30, 2017, the amount of our non-performing assets was ￦4,833 billion, a decrease of 16% from ￦5,778 billion as of December 31, 2016. As of June 30, 2017, our non-performing asset ratio was 4.1%, compared to 4.5% as of December 31, 2016.

We cannot provide any assurance that our current level of exposure to non-performing assets will not increase in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

The following table sets forth information regarding our loan loss reserves as of June 30, 2017:

June 30, 2017
(billions of Won, except for percentages)
Loan Loss Reserve (A)	￦ 3,496
NPA (B)(1)	4,833
Total Equity (C)	12,831
Reserve to NPA (A/B)	72%
Equity at Risk (B-A)/C	10%

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets for which principal or interest payments are delinquent by more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

Investments

As of June 30, 2017, our total investment in securities amounted to ￦9,110 billion, representing 11% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2017:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	￦	6,442	71%
Held-to-Maturity Securities		89	1
Investments in Associates and Subsidiaries		2,580	28

Total	￦	9,110	100%

For further information relating to the classification guidelines and methods of valuation of our financial instruments (including securities), see “Notes to Separate Financial Statements of June 30, 2017 and 2016—Note 5”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2017, we had issued a total amount of ￦46,016 billion in confirmed guarantees and acceptances, of which ￦38,494 billion, representing 84% of the total amount, was classified as normal and ￦6,933 billion, representing 15% of the total amount, was classified as precautionary, and ￦589 billion, representing 1% of the total amount, was classified as substandard or below.

Derivatives

As of June 30, 2017, our outstanding loans made at floating rates of interest totaled approximately ￦51,953 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately ￦52,922 billion, including those raised in Australian dollar, Swiss franc, Hong Kong dollar, Brazil real, Thai baht, Czech koruna and Euro and swapped into U.S. dollar floating rate borrowings. As of June 30, 2017, we had entered into 406 interest rate related derivative contracts with a notional amount of ￦38,443 billion and had entered into 735 currency related derivative contracts with a notional amount of ￦34,723 billion. See “Notes to Separate Financial Statements of June 30, 2017 and 2016—Note 20”.

Sources of Funding

We raised a net total of ￦29,829 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2017, a decrease of 4% from ￦31,222 billion in the corresponding period of 2016. The total loan repayments, including prepayments by our clients, during the first half of 2017 amounted to ￦24,263 billion, a decrease of 9% from ￦26,547 billion during the corresponding period of 2016.

As of June 30, 2017, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of ￦5,930 billion during the first half of 2017.

During the first half of 2017, we issued eurobonds in the aggregate principal amount of US$3,403 million in various types of currencies under our existing global medium term notes program, a 28% increase from US$2,668 million in the corresponding period of 2016. In addition, we issued global bonds during the first half of 2017 in the aggregate amount of US$1,500 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$2,900 million in the corresponding period of 2016. As of June 30, 2017, the outstanding amounts of our notes and debentures were US$27,205 million, JPY 93,820 million, HKD 6,366 million, MYR 500 million, BRL 4,463 million, EUR 2,865 million, MXN 2,100 million, THB 23,800 million, CHF 150 million, AUD 3,351 million, INR 6,445 million, CNY 11,501 million, IDR 4,070,400 million, PEN 267 million, TRY 201 million, NZD 1,339 million, ZAR 654 million, NOK 2,750 million, CZK 700 million, GBP 360 million, CAD 690 million and SGD 421 million.

We also borrow from foreign financial institutions in the form of loans that are principally made bilaterally or by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to five years. As of June 30, 2017, the outstanding amount of such borrowings from foreign financial institutions was US$2,850 million.

As of June 30, 2017, our total paid-in capital amounted to ￦11,815 billion, and the Government, The Bank of Korea and Korea Development Bank owned 66.3%, 9.8% and 23.9%, respectively, of our paid-in capital.

As of June 30, 2017, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), which was ￦68,169 billion, was equal to 18% of the authorized amount of ￦370,500 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2017:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2017		2018		2019		2020		Thereafter
	(billions of won)
Won	￦	6,440	￦	4,080	￦	690	￦	—	￦	1,410
Foreign(2)		3,980		8,645		9,716		8,618		24,590

Total Won Equivalent	￦	10,420	￦	12,725	￦	10,406	￦	8,618	￦	26,000

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2017, as announced by the Seoul Money Brokerage Services Ltd.
(2)	This figure includes debentures, bank loans, commercial papers and repurchase agreements.

As of June 30, 2017, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$5,227 million, US$7,058 million and US$8,076 million, respectively. As of June 30, 2017, our total foreign currency assets exceeded our total foreign currency liabilities by US$545 million.

Capital Adequacy

As of June 30, 2017, our capital adequacy ratio, on a consolidated basis, was 12.4%, an increase from 10.8% as of December 31, 2016, which was primarily due to an increase in paid-in capital.

The following table sets forth our capital base and capital adequacy ratios (on a consolidated basis) reported as of June 30, 2017:

June 30, 2017
(billions of Won, except for percentages)
Tier I	￦ 12,856
Paid-in Capital (including additional paid-in capital)	11,691
Retained Earnings(1)	971
Accumulated other comprehensive income	239
Common shares issued by consolidated subsidiaries of the bank and held by third parties	2
Deductions from Tier I Capital	(48)
Capital Adjustments	—
Deferred Tax Asset	—
Others	(48)
Tier II (General Loan Loss Reserves)	1,769
Total Capital	14,625
Risk Adjusted Assets	117,596
Capital Adequacy Ratios
Tier I common equity	11.0%
Tier 1	11.0%
Tier I and Tier II	12.4%

(1)	Net amount after deducting regulatory reserve for bad loans.

Source: Internal accounting records.

Financial Statements and the Auditors

Our interim separate financial statements as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and 2016 appearing in this prospectus supplement were prepared in conformity with Korean IFRS, as summarized in Note 2 of the notes to our separate financial statements included in this prospectus supplement.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2017, AND DECEMBER 31, 2016

	Korean won
	June 30, 2017		December 31, 2016
	(In millions)
ASSETS:
Cash and due from financial institutions (Notes 4, 5 and 7)	￦	2,569,272	￦	3,863,279
Financial assets at fair value through profit or loss (“FVTPL”) (Notes 4, 5, 8 and 20)		1,134,923		1,899,065
Hedging derivative assets (Notes 4, 5 and 20)		265,973		168,417
Loans (Notes 4, 5, 10 and 37)		71,202,736		73,418,788
Financial investments (Notes 4, 5 and 9)		6,530,890		7,138,785
Investments in associates and subsidiaries (Note 11)		2,579,790		766,084
Tangible assets, net (Note 12)		269,596		273,137
Intangible assets, net (Note 13)		48,498		42,599
Deferred tax assets (Note 34)		1,032,609		1,159,376
Other assets (Notes 4, 5, 14 and 37)		1,124,132		1,045,768

	￦	86,758,419	￦	89,775,298

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Financial liabilities at FVTPL (Notes 4, 5 and 20)	￦	664,839	￦	852,699
Hedging derivative liabilities (Notes 4, 5 and 20)		1,488,655		2,335,530
Borrowings (Notes 4, 5 and 15)		8,302,544		9,761,389
Debentures (Notes 4, 5 and 16)		60,456,251		62,119,016
Provisions (Note 17)		973,200		1,651,947
Retirement benefit obligation, net (Note 18)		7,483		2,092
Other liabilities (Notes 4, 5, 19 and 37)		2,034,512		1,832,644

	￦	73,927,484	￦	78,555,317

STOCKHOLDERS’ EQUITY:
Capital stock (Note 21)	￦	11,814,963	￦	10,398,055
Additional paid-in capital		(123,732)		6,723
Other components of equity (Notes 20 and 22)		159,178		280,017
Retained earnings (Note 23) (Regulatory reserve for bad loans as of June 30, 2017, and December 31, 2016: ￦206,330 million and ￦476,882 million)		980,526		535,186

		12,830,935		11,219,981

	￦	86,758,419	￦	89,775,298

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	Korean won
	Six months ended June 30, 2017		Six months ended June 30, 2016
	(In millions)
OPERATING INCOME:
Net interest income (Notes 24 and 37):
Interest income	￦	1,302,693	￦	1,082,633
Interest expenses		(784,940)		(680,081)

		517,753		402,552

Net commission income (Notes 25 and 37):
Commission income		205,492		199,499
Commission expenses		(2,749)		(4,713)

		202,743		194,786

Dividend income (Note 26)		33,184		21,583
Gain on financial assets at FVTPL (Note 27)		138,818		245,751
Gain on hedging derivative assets (Notes 20 and 28)		768,671		1,151,966
Gain on financial investments (Note 29)		15,539		1,014
Loss on foreign exchange transaction		(702,210)		(477,168)
Other net operating expenses (Note 30)		(172,509)		(866,530)
Impairment loss on credit (Note 31)		(121,691)		(1,792,215)
General and administrative expenses (Note 32)		(100,847)		(116,966)

Total operating income (loss)		579,451		(1,235,227)

NON-OPERATING INCOME (EXPENSES) (Note 33):
Net gain on investments in associates and subsidiaries		9,670		4,090
Net other non-operating expenses		(6,882)		(8,048)

		2,788		(3,958)

INCOME (LOSS) BEFORE INCOME TAX		582,239		(1,239,185)
INCOME TAX BENEFITS (EXPENSES) (Note 34)		(136,899)		301,253

NET INCOME (LOSS)		445,340		(937,932)

(Adjusted income (loss) after reserve for bad loans for the six months ended June 30, 2017 and 2016: ￦221,137 million and ￦(1,129,507) million) (Note 23)
OTHER COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD (Note 22)
Items not reclassified subsequently to profit or loss:		—		—
Items that are or may be reclassified subsequently to profit or loss:
Valuation on available-for-sale (“AFS”) securities		(129,103)		146,851
Cash flow hedging gains or losses		(1,904)		(1,332)
Income tax effect		10,168		(35,217)

		(120,839)		110,302

TOTAL COMPREHENSIVE INCOME (LOSS)	￦	324,501	￦	(827,630)

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

					Other components of equity
	Capital stock		Additional paid-in capital		Valuation on AFS securities		Cash flow hedging gains or losses		Remeasurement elements of defined benefit plans		Retained earnings		Total
	(Korean won in millions)
January 1, 2016	￦	8,878,055	￦	—	￦	116,369	￦	(131)	￦	3,742	￦	2,027,863	￦	11,025,898
Dividends		—		—		—		—		—		(5,388)		(5,388)
Paid-in capital increase		500,000		18,854		—		—		—		—		518,854
Net loss		—		—		—		—		—		(937,932)		(937,932)
Other comprehensive income:														110,302
Gain on valuation of AFS securities, net of tax		—		—		111,311		—		—		—		111,311
Loss on valuation of cash flow hedge, net of tax		—		—		—		(1,009)		—		—		(1,009)

June 30, 2016	￦	9,378,055	￦	18,854	￦	227,680	￦	(1,140)	￦	3,742	￦	1,084,543	￦	10,711,734

January 1, 2017	￦	10,398,055	￦	6,723	￦	259,564	￦	854	￦	19,599	￦	535,186	￦	11,219,981
Paid-in capital increase		1,416,908		(130,455)		—		—		—				1,286,453
Net income		—		—		—		—		—		445,340		445,340
Other comprehensive income:														(120,839)
Loss on valuation of AFS securities, net of tax		—		—		(119,396)		—		—		—		(119,396)
Loss on valuation of cash flow hedge, net of tax		—		—		—		(1,443)		—		—		(1,443)

June 30, 2017	￦	11,814,963	￦	(123,732)	￦	140,168	￦	(589)	￦	19,599	￦	980,526	￦	12,830,935

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	Korean won
	Six months June 30, 2017		Six months June 30, 2016
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	￦	445,340	￦	(937,932)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income tax expense (benefit)		136,899		(301,253)
Interest income		(1,302,693)		(1,082,633)
Interest expenses		784,940		680,081
Dividend income		(33,184)		(21,583)
Dividend received from subsidiaries and associates		(9,905)		(7,999)
Loss on financial assets held for trading		336		498
Loss on AFS financial assets		3,389		3,465
Transfer to derivatives’ credit risk provision		28,731		32,303
Loss on foreign exchange transactions		928,824		1,489,137
Impairment loss on credit		121,691		1,792,216
Impairment loss of investments in subsidiaries and associates		235		3,910
Loss on fair value hedged items		227,884		882,368
Depreciation and amortization		8,034		9,663
Loss on disposals of tangible, intangible and other assets		21		1
Impairment loss on tangible, intangible and other assets		—		538
Loss on valuation of derivative assets		537,015		305,246
Retirement benefits		4,488		6,157
Loss on redemption of debentures		1,680		10
Provision for others		—		16,316
Gain on financial assets held for trading		(1,876)		(5,830)
Gain on AFS financial assets		(18,929)		(4,479)
Reversal of derivatives’ credit risk provision		(5,806)		(14,188)
Gain on foreign exchange transactions		(198,244)		(1,011,969)
Gain on fair value hedged items		(82,136)		(52,317)
Gain on valuation of derivative assets		(1,345,693)		(1,599,383)
Gain on disposals of tangible assets, intangible assets and other assets		(22)		(33)
Changes in operating assets and liabilities:
Due from financial institutions		930,596		1,502,441
Financial assets at FVTPL		675,633		(312,923)
Hedging derivative net assets		(241,182)		(418,835)
Loans		(661,559)		(4,622,151)
Other assets		32,063		9,313
Provisions		(957,692)		68,783
Payment of retirement benefits		903		1,768
Other liabilities		137,333		(171,657)
Other provisions		(380)		(1,120)
Payment (refund) of income tax		(121,838)		5,324

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	Korean won
	Six months June 30, 2017		Six months June 30, 2016
	(In millions)
Interest received		1,145,299		1,018,541
Interest paid		(701,737)		(582,805)
Dividend received		43,089		29,582

Net cash used in operating activities		511,547		(3,291,429)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of AFS and HTM financial assets	￦	692,007	￦	187,538
Disposals of tangible assets		22		33
Disposals of intangible assets		120		—
Acquisitions of AFS and HTM financial assets		(415,012)		(290,372)
Investments in subsidiaries and associates		(346,422)		(4,217)
Acquisitions of tangible assets		(960)		(3,158)
Acquisitions of intangible assets		(9,573)		(5,811)

Net cash used in investing activities		(79,818)		(115,987)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in call money		710,000		—
Proceeds from borrowings		2,726,364		4,674,094
Proceeds from debentures		11,643,149		12,628,446
Repayment of borrowings		(4,300,299)		(7,419,187)
Repayment of debentures		(11,420,822)		(7,523,494)
Decrease in call money		—		(103,923)
Expense related to issuance of capital		(1,203)		—
Payment of dividends		—		(5,388)

Net cash provided by (used in) financing activities		(642,811)		2,250,548

NET DECREASE IN CASH AND CASH EQUIVALENTS		(211,082)		(1,156,868)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD		1,354,694		2,455,307
EFFECTS OF FOREIGN EXCHANGE RATE CHANGES ON THE BALANCE OF CASH AND CASH EQUIVALENTS IN FOREIGN CURRENCIES		(32,656)		121,329

CASH AND CASH EQUIVALENTS, END OF THE PERIOD (Note 7, 35)	￦	1,110,956	￦	1,419,768

(Concluded)

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO THE SEPARATE INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2017, AND DECEMBER 31, 2016,

AND FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

1. GENERAL:

(1) Summary of The Export-Import Bank of Korea

The Export-Import Bank of Korea (the “Bank” or the “Company”) was established in 1976 as a special financial institution under The Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e., export and import), investments and resources development activities. As of June 30, 2017, the Bank operates 10 domestic branches, three domestic offices, four overseas subsidiaries and 24 overseas offices.

The Bank’s authorized capital is ￦15,000,000 million, and through numerous capital increases since the establishment, its paid-in capital is ￦11,814,963 million as of June 30, 2017. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”), and the Korea Development Bank hold 66.27%, 9.86%, and 23.87%, respectively, of the ownership of the Bank as of June 30, 2017.

The Bank, as a trustee of the Government, has managed the Economic Development Cooperation Fund (“EDCF”) since June 1987 and the Inter-Korean Cooperation Fund (“IKCF”) since March 1991. These funds are accounted for separately and are not included in the Bank’s separate interim financial statements. The Bank receives fees from the Government for the trustee services.

(2) Summary of subsidiaries and associates

1) Subsidiaries of the Bank as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Subsidiaries	Location	Capital stock	Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
KEXIM Bank UK Limited	United Kingdom	GBP 20 mil.	Finance	20,000,000	100.00	Jun. 30, 2017
KEXIM Vietnam Leasing Co (*)	Vietnam	USD 13 mil.	Finance	—	100.00	Jun. 30, 2017
PT.KOEXIM Mandiri Finance	Indonesia	IDR 52,000 mil.	Finance	442	85.00	Jun. 30, 2017
KEXIM Asia Limited	Hong Kong	USD 20 mil.	Finance	30,000,000	100.00	Jun. 30, 2017

(*)	This entity does not issue share certificates.

(Dec. 31, 2016)

Subsidiaries	Location	Capital stock	Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
KEXIM Bank UK Limited	United Kingdom	GBP 20 mil.	Finance	20,000,000	100.00	Dec. 31, 2016
KEXIM Vietnam Leasing Co (*)	Vietnam	USD 13 mil.	Finance	—	100.00	Dec. 31, 2016
PT.KOEXIM Mandiri Finance	Indonesia	IDR 52,000 mil.	Finance	442	85.00	Dec. 31, 2016
KEXIM Asia Limited	Hong Kong	USD 20 mil.	Finance	30,000,000	100.00	Dec. 31, 2016

(*)	This entity does not issue share certificates.

2) Associates of the Bank as of June 30, 2017, and December 31, 2016, are as follows:

(Jun. 30, 2017)

Associates	Location	Capital stock		Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
Korea Asset Management Corporation	Korea	KRW	860,000 mil.	Financial service	44,482,396	25.86	Jun. 30, 2017
Credit Guarantee and Investment Fund	Philippines	USD	700 mil.	Financial service	100,000,000	14.29	Jun. 30, 2017
Korea Marine Guarantee Incorporated Company	Korea	KRW	262,826 mil.	Financial service	26,999,999	51.36	Jun. 30, 2017
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Korea	KRW	1,319,693 mil.	Shipbuilding	93,294,100	67.04	Dec. 31, 2016
DAESUN Shipbuilding & Engineering Co., Ltd.	Korea	KRW	7,730 mil.	Shipbuilding	1,040,000	67.27	Jun. 30, 2017
KTB Newlake Global Healthcare PEF	Korea	KRW	4,610 mil.	Financial service	1,250,000,000	25.00	Jun. 30, 2017
KBS-KDB Private Equity Fund	Korea	KRW	6,561 mil.	Financial service	1,366,875,000	20.83	Jun. 30, 2017
Korea Shipping and Maritime Transportation	Korea	KRW	863,648 mil.	Financial service	345,600 mil	40.00	Jun. 30, 2017
Korea Aerospace Industries. LTD.	Korea	KRW	487,376 mil.	Manufacturing	25,745,964	26.41	Jun. 30, 2017

(Dec. 31, 2016)

Associates	Location	Capital stock		Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
Korea Asset Management Corporation	Korea	KRW	860,000 mil.	Financial service	44,482,396	25.86	Dec. 31, 2016
Credit Guarantee and Investment Fund	Philippines	USD	700 mil.	Financial service	100,000,000	14.28	Sep. 30, 2016
Korea Marine Guarantee Incorporated Company	Korea	KRW	256,620 mil.	Financial service	26,999,999	52.63	Dec. 31, 2016
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Korea	KRW	1,319,376 mil.	Shipbuilding	93,294,100	70.71	Sep. 30, 2016
DAESUN Shipbuilding & Engineering Co., Ltd.	Korea	KRW	7,730 mil.	Shipbuilding	1,040,000	67.27	Sep. 30, 2016
EQP Global Energy Infrastructure PEF	Korea	KRW	1,235 mil.	Financial service	279,610,108	22.64	Dec. 31, 2016
KTB Newlake Global Healthcare PEF	Korea	KRW	4,610 mil.	Financial service	1,152,500,000	25.00	Dec. 31, 2016
KBS-KDB Private Equity Fund	Korea	KRW	2,406 mil.	Financial service	501,250,000	20.83	Dec. 31, 2016

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

(1) Basis of condensed separate financial statement preparation

These condensed separate interim financial statements were prepared in accordance with K-IFRS No. 1034, ‘Interim Financial Reporting’ as part of the period covered by the Bank’s K-IFRS annual financial statements. These condensed separate interim financial statements do not include all of the disclosures required for full annual financial statements.

These financial statements are separate financial statements prepared in accordance with K-IFRS No.1027, ‘Separate Financial Statements’ presented by a parent, an investor with joint control of, or significant influence over, an investee, in which the investments are accounted for at cost.

The Bank’s accounting policies applied for the accompanying condensed separate interim financial statements are the same as the policies applied for the preparation of separate financial statements as of and for the year ended December 31, 2016, except for the effects from the introduction of new and revised accounting standards or interpretations as described below.

Accounting standards and interpretations that were newly applied for the six months ended June 30, 2017, and changes in the Bank’s accounting policies are as follows:

Amendments to K-IFRS 1007—Statement of Cash Flows

These amendments are effective for annual periods beginning on or after January 1, 2017. An entity shall provide a classification of changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash flows. The adoption of the amendments has no significant impact on the Bank’s interim financial statements.

Amendments to K-IFRS 1012—Income Taxes

These amendments are effective for annual periods beginning on or after January 1, 2017. The amendments clarify the concept of temporary differences on unrealized gain and loss, in condition that debt instruments, which are measured on fair values, are under tax base amount. The adoption of the amendments has no significant impact on the Bank’s interim financial statements.

(2) Functional Currency

Items included in the separate financial statements of each entity in the Bank are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

3. SIGNIFICANT ESTIMATES AND JUDGMENTS:

The preparation of separate financial statements requires the application of accounting policies, especially certain critical accounting estimates and assumptions that may have a significant impact on assets (liabilities) and income (expenses). The management’s estimate of outcome may differ from an actual outcome if the management’s estimate and assumption based on its best judgment at the reporting date are different from the actual environment.

Estimates and assumptions are continually evaluated and the change in an accounting estimate is recognized prospectively by including it in profit or loss in the period of the change, if the change affects that period only, or the period of the change and future periods, if the change affects both. Significant judgments are the same as those applied in preparation of the annual consolidated financial statements for the year ended December 31, 2016.

4. RISK MANAGEMENT:

4-1. Summary

(1) Overview of Risk Management Policy

The financial risks that the Bank is exposed to are credit risk, market risk, liquidity risk, operational risk, interest risk, credit concentration risk, strategy/reputational risk, outsourcing risk, settlement risk and others. Credit risk, market risk, liquidity risk, and operational risk have been recognized as the Bank’s key risks.

The Bank’s risk management system focuses on increasing transparency, developing risk management environment and preemptive response to risks due to rapid changes in financial environment to support the Bank’s long-term strategy and business decision efficiently.

The note regarding financial risk management provides information about the risks that the Bank is exposed to, the objective, policies and process for managing the risk, the methods used to measure the risk and capital adequacy. Additional quantitative information is disclosed throughout the separate financial statements.

(2) Risk Management Group

1) Risk Management Committee

The Risk Management Committee establishes risk management strategies in accordance with the directives of the board of directors and determines the Bank’s target risk appetite, approves significant risk matters and reviews the level of risks that the Bank is exposed to and the appropriateness of the Bank’s risk management operations as an ultimate decision-making authority.

2) Risk Management Council

The Risk Management Council is a consultative group that reviews and makes decisions on matters delegated by the Risk Management Committee and discusses the detailed issues relating to the Bank’s risk management.

3) Risk Management Practices Committee

The Risk Management Practices Committee assists the Risk Management Committee and the Risk Management Council. It performs practical work process relating to risk management plan, including targeted Bank for International Settlements (“BIS”) ratio, risk management strategy, risk measurement, risk analysis, economic capital limit and others.

4-2. Credit risk

(1) Overview of Credit Risk

Credit risk is the risk of possible losses in an asset portfolio in the events of counterparty’s default, breach of contract and deterioration in the credit quality of the counterparty. For the risk management reporting purposes, the individual borrower’s default risk, country risk, specific risks and other credit risk exposure components are considered as a whole.

(2) Credit Risk Management

The Bank controls the credit concentration risk exposure by applying and managing total exposure limits to prevent the excessive risk concentration to specific industry and specific borrowers. The Bank maintains allowances for loan losses associated with credit risk on loans and receivables to manage its credit risk.

The Bank recognizes impairment loss on loans with carrying amount at amortized cost when there is any objective indication of impairment. Under K-IFRS, impairment loss is based on losses incurred at the end of the reporting period and the Bank should not recognize expected losses that are probable due to future events. The Bank measures inherent incurred losses on financial assets classified as loans and receivables and present it in the separate financial statements through the use of an allowances account that is charged against the related financial assets.

(3) Maximum exposure to credit risk

The Bank’s maximum exposure of financial instruments to credit risk as of June 30, 2017, and December 31, 2016, is as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Cash and due from financial institutions	￦	2,569,272	￦	3,863,279
Financial assets at FVTPL		614,693		688,542
Hedging derivative assets		265,973		168,417
Loans (*1)		73,729,304		76,297,126
Financial investments		716,396		1,049,016
Other financial assets		1,122,244		1,034,028
Acceptances and guarantee contracts		50,621,241		59,679,048
Commitments (*2)		21,335,732		20,209,143

	￦	150,974,855	￦	162,988,599

(*1)	Loans exclude loans valuation adjustment related to fair value hedging.
(*2)	Commitments exclude commitments on purchase of beneficiary certificates which are included in other commitments in Note 36.

(4) Credit risk of loans

The Bank maintains allowances for loan losses associated with credit risk on loans to manage its credit risk. The Bank recognizes impairment loss on loans with carrying amount at amortized cost when there is any objective indication of impairment. Under K-IFRS, impairment loss is based on losses incurred at the end of the reporting period and the Bank should not recognize expected losses that are probable due to future events. The Bank measures inherent incurred losses on financial assets classified as loans and present them in the separate financial statements through the use of an allowances account that is charged against the related financial assets.

The Bank writes off on non-profitable loans, non-recoverable loans, loans classified as estimated loss by asset quality category, loans requested to be written off by Financial Supervisory Service (“FSS”) and others upon approval of Loan Management Committee.

Loans are categorized as follows (Korean won in millions):

(Jun. 30, 2017)

	Individual assessment		Collective assessment		Total		Ratio (%)
Loans:
Normal
Not past due	￦	1,728,949	￦	67,765,586	￦	69,494,535	93.75
Past due		—		867		867	0.01
Impaired		4,499,197		127,293		4,626,490	6.24

Subtotal		6,228,146		67,893,746		74,121,892	100.00

Net deferred origination fees and costs:
Normal
Not past due		(7)		(383,752)		(383,759)	97.74
Past due		—		(1)		(1)	0.01
Impaired		(8,845)		17		(8,828)	2.25

Subtotal		(8,852)		(383,736)		(392,588)	100.00

Carrying amounts before deducting allowances:
Normal
Not past due		1,728,942		67,381,834		69,110,776	93.73
Past due		—		866		866	0.01
Impaired		4,490,352		127,310		4,617,662	6.26

Subtotal		6,219,294		67,510,010		73,729,304	100.00

Allowances:
Normal
Not past due		(247,406)		(258,729)		(506,135)	19.74
Percentage (%)		14.31		0.38		0.73
Past due		—		(81)		(81)	0.01
Percentage (%)		—		9.35		9.35
Impaired		(1,998,455)		(58,852)		(2,057,307)	80.25
Percentage (%)		44.51		46.23		44.55

Subtotal		(2,245,861)		(317,662)		(2,563,523)	100.00

Percentage (%)		36.11		0.47		3.48
Carrying amounts:
Normal
Not past due		1,481,536		67,123,105		68,604,641	96.39
Past due		—		785		785	0.01
Impaired		2,491,897		68,458		2,560,355	3.60

Total	￦	3,973,433	￦	67,192,348	￦	71,165,781	100.00

(Dec. 31, 2016)

	Individual assessment		Collective assessment		Total		Ratio (%)
Loans:
Normal
Not past due	￦	241,823	￦	69,339,999	￦	69,581,822	90.68
Past due		—		653		653	0.01
Impaired		4,817,339		2,324,247		7,141,586	9.31

Subtotal		5,059,162		71,664,899		76,724,061	100.00

Net deferred origination fees and costs:
Normal
Not past due		(330)		(417,549)		(417,879)	97.88
Past due		—		—		—	—
Impaired		(9,097)		41		(9,056)	2.12

Subtotal		(9,427)		(417,508)		(426,935)	100.00

Carrying amounts before deducting allowances:
Normal
Not past due		241,493		68,922,450		69,163,943	90.65
Past due		—		653		653	0.01
Impaired		4,808,242		2,324,288		7,132,530	9.34

Subtotal		5,049,735		71,247,391		76,297,126	100.00

Allowances:
Normal
Not past due		(17,998)		(271,919)		(289,917)	9.91
Percentage (%)		7.44		0.39		0.42
Past due		—		(12)		(12)	0.01
Percentage (%)		—		1.84		1.84
Impaired		(2,210,717)		(425,089)		(2,635,806)	90.08
Percentage (%)		45.98		18.29		36.95

Subtotal		(2,228,715)		(697,020)		(2,925,735)	100.00

Percentage (%)		44.14		0.98		3.83
Carrying amounts:
Normal
Not past due		223,495		68,650,531		68,874,026	93.87
Past due		—		641		641	0.01
Impaired		2,597,525		1,899,199		4,496,724	6.12

Total	￦	2,821,020	￦	70,550,371	￦	73,371,391	100.00

The above carrying amounts exclude loan valuation adjustment related to fair value hedging amounting to ￦36,955 million and ￦47,397 million as of June 30, 2017, and December 31, 2016, respectively.

1) Credit quality of loans that are neither past due nor impaired

Credit quality of loans that are neither past due nor impaired as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Loans									Deferred loan origination fees and costs
Criteria	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)			Allowances		Carrying amount
Best	￦	2,286,905	￦	11,408,730	￦	959,563	￦	14,655,198	21.09	￦	(67,602)	￦	(10,216)	￦	14,577,380
Outstanding		5,295,126		30,992,158		1,044,990		37,332,274	53.72		(302,937)		(75,604)		36,953,733
Good		5,396,952		8,404,244		1,759,971		15,561,167	22.39		(12,070)		(167,166)		15,381,931
Below normal		1,368,893		576,549		454		1,945,896	2.80		(1,150)		(253,149)		1,691,597

Total	￦	14,347,876	￦	51,381,681	￦	3,764,978	￦	69,494,535	100.00	￦	(383,759)	￦	(506,135)	￦	68,604,641

(Dec. 31, 2016)

	Loans									Deferred loan origination fees and costs
Criteria	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)			Allowances		Carrying amount
Best	￦	924,617	￦	6,333,727	￦	1,131,151	￦	8,389,495	12.06	￦	(27,901)	￦	(3,452)	￦	8,358,142
Outstanding		5,397,037		37,044,358		2,423,723		44,865,118	64.48		(366,295)		(89,116)		44,409,707
Good		5,281,579		9,713,537		1,114,213		16,109,329	23.15		(23,141)		(181,360)		15,904,828
Below normal		56,897		160,983		—		217,880	0.31		(542)		(15,989)		201,349

Total	￦	11,660,130	￦	53,252,605	￦	4,669,087	￦	69,581,822	100.00	￦	(417,879)	￦	(289,917)	￦	68,874,026

2) Aging analysis of loans that are past due but not impaired

Aging analysis of loans that are past due but not impaired as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Loans									Deferred loan origination fees and costs
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)			Allowances		Carrying amount
Within one month	￦	400	￦	467	￦	—	￦	867	100.00	￦	(1)	￦	(80)	￦	786
Within two months		—		—		—		—	—		—		—		—
Within three months		—		—		—		—	—		—		—		—
Over three months		—		—		—		—	—		—		—		—

Total	￦	400	￦	467	￦	—	￦	867	100.00	￦	(1)	￦	(80)	￦	786

(Dec. 31, 2016)

	Loans									Deferred loan origination fees and costs
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)			Allowances		Carrying amount
Within one month	￦	—	￦	653	￦	—	￦	653	100.00	￦	—	￦	(12)	￦	641
Within two months		—		—		—		—	—		—		—		—
Within three months		—		—		—		—	—		—		—		—
Over three months		—		—		—		—	—		—		—		—

Total	￦	—	￦	653	￦	—	￦	653	100.00	￦	—	￦	(12)	￦	641

3) Loans assessed for impairment on individual basis

Loans assessed for impairment on individual basis by country and industry of the Bank’s counterparties, as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Loans						Impairment						Impairment ratio (%)
	Domestic		Foreign		Total		Domestic		Foreign		Total		Domestic	Foreign	Total
Manufacturing	￦	3,436,750	￦	753,122	￦	4,189,872	￦	(1,544,765)	￦	(312,135)	￦	(1,856,900)	44.95	41.45	44.32
Transportation		—		299,293		299,293		—		(140,597)		(140,597)	—	46.98	46.98
Construction		1,187		—		1,187		(958)		—		(958)	80.71	—	80.71

Total	￦	3,437,937	￦	1,052,415	￦	4,490,352	￦	(1,545,723)	￦	(452,732)	￦	(1,998,455)	44.96	43.02	44.51

(Dec. 31, 2016)

	Loans						Impairment						Impairment ratio (%)
	Domestic		Foreign		Total		Domestic		Foreign		Total		Domestic	Foreign	Total
Manufacturing	￦	3,623,910	￦	793,121	￦	4,417,031	￦	(1,732,272)	￦	(324,327)	￦	(2,056,599)	47.80	40.89	46.56
Transportation		—		390,023		390,023		—		(153,153)		(153,153)	—	39.27	39.27
Construction		1,188		—		1,188		(965)		—		(965)	81.23	—	81.23

Total	￦	3,625,098	￦	1,183,144	￦	4,808,242	￦	(1,733,237)	￦	(477,480)	￦	(2,210,717)	47.81	40.36	45.98

(5) Credit quality of securities (debt securities)

1) Securities (debt securities) exposed to credit risk as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Securities that are neither past due nor impaired	￦	750,573	￦	1,090,209

2) Credit quality of securities (debt securities) that are neither past due nor impaired as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Credit quality (*)
	Grade 1		Grade 2		Grade 3		Grade 4		Grade 5		Total
Financial assets at FVTPL	￦	34,177	￦	—	￦	—	￦	—	￦	—	￦	34,177
AFS financial assets		627,558		—		—		—		—		627,558
HTM financial assets		88,838		—		—		—		—		88,838

Total	￦	750,573	￦	—	￦	—	￦	—	￦	—	￦	750,573

(Dec. 31, 2016)

	Credit quality (*)
	Grade 1		Grade 2		Grade 3		Grade 4		Grade 5		Total
Financial assets at FVTPL	￦	41,193	￦	—	￦	—	￦	—	￦	—	￦	41,193
AFS financial assets		937,682		—		—		—		—		937,682
HTM financial assets		111,334		—		—		—		—		111,334

Total	￦	1,090,209	￦	—	￦	—	￦	—	￦	—	￦	1,090,209

(*)	Credit quality is classified based on internal credit quality grade as below:

Credit rating
Grade 1	AAA ~ BBB
Grade 2	BBB- ~ BB
Grade 3	BB- ~ B
Grade 4	B- ~ C
Grade 5	D

(6) Concentration of credit risk

The amounts disclosed below exclude loan valuation adjustment related to fair value hedging amounting to ￦36,955 million and ￦47,397 million as of June 30, 2017, and December 31, 2016, respectively.

1) Loans by country where the credit risk belongs to as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)	Deferred loan origination fees		Allowances
Asia:
Korea	￦	17,785,345	￦	7,170,598	￦	980,186	￦	25,936,129	34.99	￦	(6,245)	￦	(1,942,996)
China		—		1,858,697		483,268		2,341,965	3.16		(308)		(37,950)
Saudi Arabia		—		4,055,165		23,405		4,078,570	5.50		(56,542)		(8,666)
India		—		2,700,315		43,171		2,743,486	3.70		(24,750)		(4,172)
Indonesia		—		3,532,596		5,942		3,538,538	4.77		(75,131)		(11,112)
Vietnam		—		3,411,009		14,951		3,425,960	4.62		(23,392)		(21,048)
Australia		—		2,353,897		553		2,354,450	3.18		(21,008)		(4,662)
Philippines		—		295,291		1,170		296,461	0.40		(61)		(10,782)
Qatar		—		747,623		—		747,623	1.01		(2,971)		(2,463)
Singapore		—		538,942		395,218		934,160	1.26		(7,324)		(273,253)
Oman		—		979,161		22		979,183	1.32		(12,084)		(3,185)
Hong Kong		—		1,024,137		274,408		1,298,545	1.75		(2,254)		(2,430)
The United Arab Emirates		—		2,815,061		6,649		2,821,710	3.81		(29,218)		(6,864)
Others		—		1,970,581		1,231,380		3,201,961	4.33		(16,076)		(34,860)

Subtotal		17,785,345		33,453,073		3,460,323		54,698,741	73.80		(277,364)		(2,364,443)

Europe:
Russia		—		341,067		—		341,067	0.46		(21)		(1,393)
United Kingdom		—		475,650		130,509		606,159	0.82		(1,633)		(678)
France		—		217,485		104,516		322,001	0.43		(3,230)		(70)
Netherlands		—		2,811		18,231		21,042	0.03		—		(60)
Malta		—		144,362		—		144,362	0.19		(1,390)		—
Uzbekistan		—		727,953		150,663		878,616	1.19		(6,496)		(4,722)
Greece		—		405,631		—		405,631	0.55		(2,423)		(149)
Turkey		—		605,838		781		606,619	0.82		(9,860)		(1,788)
Germany		—		295,684		682		296,366	0.40		(545)		(713)
Ukraine		—		147,797		—		147,797	0.20		(4,141)		(151)
Cyprus		—		271,259		—		271,259	0.37		(2,637)		—
Hungary		—		171,025		2,002		173,027	0.23		(1,177)		(431)
Others		—		625,255		164,757		790,012	1.05		(4,386)		(2,686)

Subtotal		—		4,431,817		572,141		5,003,958	6.74		(37,939)		(12,841)

America:
Panama		—		1,609,714		—		1,609,714	2.17		(5,593)		(151,198)
United States		—		2,501,868		53,492		2,555,360	3.45		(8,257)		(8,879)
The British Virgin Islands		—		255,275		—		255,275	0.34		(2,499)		(63)
Mexico		—		896,701		—		896,701	1.21		(6,440)		(2,270)
Bermuda		—		1,557,645		—		1,557,645	2.10		(11,241)		(1,396)
Brazil		—		2,263,889		—		2,263,889	3.05		(5,969)		(4,830)
Others		—		1,530,115		2,285		1,532,400	2.08		(6,095)		(3,442)

Subtotal		—		10,615,207		55,777		10,670,984	14.40		(46,094)		(172,078)

Africa:
Marshall Islands		—		2,101,027		—		2,101,027	2.83		(13,095)		(9,769)
Liberia		—		499,177		—		499,177	0.67		(3,586)		(364)
Madagascar		—		395,344		—		395,344	0.53		(1,974)		(1,303)
Others		—		742,441		10,220		752,661	1.03		(12,536)		(2,725)

Subtotal		—		3,737,989		10,220		3,748,209	5.06		(31,191)		(14,161)

Total	￦	17,785,345	￦	52,238,086	￦	4,098,461	￦	74,121,892	100.00	￦	(392,588)	￦	(2,563,523)

(Dec. 31, 2016)

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)	Deferred loan origination fees		Allowances
Asia:
Korea	￦	16,178,355	￦	7,433,406	￦	675,959	￦	24,287,720	31.66	￦	(6,044)	￦	(2,255,609)
China		—		2,147,381		536,056		2,683,437	3.50		(375)		(41,352)
Saudi Arabia		—		4,451,009		114,817		4,565,826	5.95		(57,984)		(8,827)
India		—		3,170,986		23,457		3,194,443	4.16		(40,039)		(4,729)
Indonesia		—		3,904,200		8,598		3,912,798	5.10		(75,269)		(12,155)
Vietnam		—		3,604,195		5,322		3,609,517	4.70		(24,334)		(19,593)
Australia		—		2,512,815		687		2,513,502	3.28		(22,004)		(5,088)
Philippines		—		396,781		119,642		516,423	0.67		(342)		(17,603)
Qatar		—		819,726		—		819,726	1.07		(3,108)		(2,696)
Singapore		—		565,149		859,666		1,424,815	1.86		(7,331)		(282,355)
Oman		—		1,015,439		499		1,015,938	1.32		(12,493)		(3,300)
Hong Kong		—		818,417		452,790		1,271,207	1.66		(2,011)		(2,383)
The United Arab Emirates		—		2,762,836		1,255		2,764,091	3.60		(31,206)		(6,773)
Others		—		1,960,112		1,472,634		3,432,746	4.47		(17,173)		(31,064)

Subtotal		16,178,355		35,562,452		4,271,382		56,012,189	73.00		(299,713)		(2,693,527)

Europe:
Russia		—		300,311		—		300,311	0.39		(30)		(1,215)
United Kingdom		—		273,722		47,954		321,676	0.42		(1,788)		(529)
France		—		203,346		2,964		206,310	0.27		(3,323)		(56)
Netherlands		—		56,519		17,993		74,512	0.10		(58)		(72)
Malta		—		164,505		—		164,505	0.21		(1,578)		—
Uzbekistan		—		792,432		—		792,432	1.03		(6,755)		(3,605)
Greece		—		393,479		—		393,479	0.51		(2,546)		(161)
Ireland		—		483,400		—		483,400	0.63		(120)		(9,200)
Turkey		—		551,139		129		551,268	0.72		(8,749)		(1,912)
Germany		—		256,316		10,802		267,118	0.35		(639)		(854)
Ukraine		—		179,123		—		179,123	0.23		(5,439)		(3,955)
Cyprus		—		308,763		—		308,763	0.40		(2,901)		—
Hungary		—		188,796		981		189,777	0.25		(1,207)		(208)
Others		—		680,658		549,512		1,230,170	1.60		(4,664)		(1,733)

Subtotal		—		4,832,509		630,335		5,462,844	7.11		(39,797)		(23,500)

America:
Panama		—		2,023,831		—		2,023,831	2.64		(7,066)		(165,235)
United States		—		2,511,557		114,805		2,626,362	3.43		(14,093)		(9,299)
The British Virgin Islands		—		556,399		—		556,399	0.73		(2,633)		(132)
Mexico		—		975,627		—		975,627	1.27		(6,773)		(2,361)
Bermuda		—		1,574,929		—		1,574,929	2.05		(11,823)		(1,571)
Brazil		—		2,310,664		—		2,310,664	3.02		(6,320)		(7,023)
Others		—		1,119,823		2,617		1,122,440	1.46		(5,800)		(4,214)

Subtotal		—		11,072,830		117,422		11,190,252	14.60		(54,508)		(189,835)

Africa:
Marshall Islands		—		2,311,812		—		2,311,812	3.01		(13,978)		(13,869)
Liberia		—		553,247		—		553,247	0.72		(3,828)		(423)
Madagascar		—		419,247		—		419,247	0.55		(2,114)		(1,381)
Others		—		770,904		3,566		774,470	1.01		(12,997)		(3,200)

Subtotal		—		4,055,210		3,566		4,058,776	5.29		(32,917)		(18,873)

Total	￦	16,178,355	￦	55,523,001	￦	5,022,705	￦	76,724,061	100.00	￦	(426,935)	￦	(2,925,735)

2) Loans by industry as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Loans									Deferred loan origination fees		Allowances
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	￦	13,747,018	￦	23,450,276	￦	623,590	￦	37,820,884	51.03	￦	(136,476)	￦	(2,295,360)
Transportation		118,180		8,032,466		—		8,150,646	11.00		(47,604)		(175,280)
Financial institutions		1,875,418		5,707,537		3,436,445		11,019,400	14.87		(5,527)		(16,510)
Wholesale and retail		599,288		1,175,893		36,800		1,811,981	2.44		(3,408)		(7,211)
Real estate		9,000		488,349		—		497,349	0.67		(4,276)		(414)
Construction		898,217		519,533		446		1,418,196	1.91		(704)		(10,447)
Public sector and others		538,224		12,864,032		1,180		13,403,436	18.08		(194,593)		(58,301)

Total	￦	17,785,345	￦	52,238,086	￦	4,098,461	￦	74,121,892	100.00	￦	(392,588)	￦	(2,563,523)

(Dec. 31, 2016)

	Loans									Deferred loan origination fees		Allowances
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	￦	12,877,156	￦	26,376,000	￦	682,688	￦	39,935,844	52.05	￦	(140,372)	￦	(2,638,379)
Transportation		118,280		8,544,474		5,349		8,668,103	11.30		(54,707)		(193,863)
Financial institutions		1,083,455		5,029,908		4,247,297		10,360,660	13.50		(6,363)		(22,269)
Wholesale and retail		587,628		1,298,182		86,383		1,972,193	2.57		(3,686)		(6,897)
Real estate		14,000		479,473		—		493,473	0.64		(2,339)		(351)
Construction		914,316		556,976		447		1,471,739	1.92		(501)		(9,079)
Public sector and others		583,520		13,237,988		541		13,822,049	18.02		(218,967)		(54,897)

	￦	16,178,355	￦	55,523,001	￦	5,022,705	￦	76,724,061	100.00	￦	(426,935)	￦	(2,925,735)

3) Concentration of credit risk of securities (debt securities) by industry as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017			Dec. 31, 2016
	Amount		Ratio (%)	Amount		Ratio (%)
Financial assets at FVTPL
Government and government-sponsored institutions	￦	5,674	16.60	￦	1	0.01
Banking and insurance		17,097	50.03		18,431	44.74
Others		11,406	33.37		22,761	55.25

Subtotal		34,177	100.00		41,193	100.00

AFS financial assets
Government and government-sponsored institutions		69,357	11.05		57,881	6.17
Banking and insurance		207,844	33.12		521,069	55.57
Others		350,357	55.83		358,732	38.26

Subtotal		627,558	100.00		937,682	100.00

HTM financial assets
Government and government-sponsored institutions		5,693	6.41		12,107	10.87
Banking and insurance		55,695	62.69		63,995	57.48
Others		27,450	30.90		35,232	31.65

Subtotal		88,838	100.00		111,334	100.00

Total	￦	750,573		￦	1,090,209

4) Concentration of credit risk of securities (debt securities) by country as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017			Dec. 31, 2016
	Amount		Ratio (%)	Amount		Ratio (%)
Financial assets at FVTPL
Korea	￦	5,674	16.60	￦	—	—
United States		22,769	66.62		14,805	35.94
Others		5,734	16.78		26,388	64.06

Subtotal		34,177	100.00		41,193	100.00

AFS financial assets
Korea		136,112	21.69		490,004	52.26
United States		361,798	57.65		312,020	33.28
Japan		31,732	5.06		23,560	2.51
France		20,874	3.33		12,507	1.33
Others		77,042	12.27		99,591	10.62

Subtotal		627,558	100.00		937,682	100.00

HTM financial assets
Korea		18,272	20.57		30,305	27.22
China		18,298	20.60		19,435	17.46
Singapore		16,225	18.26		17,228	15.47
Others		36,043	40.57		44,366	39.85

Subtotal		88,838	100.00		111,334	100.00

Total	￦	750,573		￦	1,090,209

5) Credit enhancement and its financial effect as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Loans (*1)		Acceptances and guarantees		Unused loan commitments		Total		Ratio (%)
Maximum exposure to credit risk	￦	73,729,304	￦	50,621,241	￦	21,335,732	￦	145,686,277	100.00

Credit enhancement:
Deposits and savings		115,041		197,604		5,489		318,134	0.22
Export guarantee insurance		—		894,780		—		894,780	0.61
Guarantee		3,812,165		2,098,770		1,761,094		7,672,029	5.26
Securities		105,087		456,532		838		562,457	0.39
Real estate		2,024,298		959,158		469,138		3,452,594	2.37
Ships		852,528		144,996		59,829		1,057,353	0.73
Others		1,690,576		48,517		11,106		1,750,199	1.20

Subtotal		8,599,695		4,800,357		2,307,494		15,707,546	10.78

Exposure to credit risk after deducting credit enhancement	￦	65,129,609	￦	45,820,884	￦	19,028,238	￦	129,978,731	89.22

(*1) Loans exclude loans valuation adjustment related to fair value hedging.

(Dec. 31, 2016)

	Loans (*1)		Acceptances and guarantees		Unused loan commitments		Total		Ratio (%)

Maximum exposure to credit risk	￦	76,297,126	￦	59,679,048	￦	20,209,143	￦	156,185,317	100.00

Credit enhancement:
Deposits and savings		69,923		153,399		6,399		229,721	0.15
Export guarantee insurance		83,570		1,426,227		—		1,509,797	0.97
Guarantee		3,534,868		1,609,041		1,946,773		7,090,682	4.54
Securities		102,084		462,146		3,188		567,418	0.36
Real estate		1,606,953		1,026,476		162,671		2,796,100	1.79
Ships		964,495		142,389		61,996		1,168,880	0.75
Others		1,710,137		—		9,207		1,719,344	1.10

Subtotal		8,072,030		4,819,678		2,190,234		15,081,942	9.66

Exposure to credit risk after deducting credit enhancement	￦	68,225,096	￦	54,859,370	￦	18,018,909	￦	141,103,375	90.34

(*1) Loans exclude loans valuation adjustment related to fair value hedging.

4-3. Liquidity risk

(1) Overview of liquidity risk

Liquidity risk is the risk that the Bank is unable to meet its payment obligations arising from financial liabilities as they become due. The Bank discloses all financial asset, financial liabilities and off-balance-sheet items, such as loan commitments and analysis of the contractual maturity, which are related to liquidity risk, into seven categories. The cash flows disclosed in the maturity analysis are undiscounted contractual amounts, including principal and future interest, which resulted in disagreement with the discounted cash flows included in the separate statements of financial position. However, for derivatives, each discounted cash flow consisting of current fair value is presented.

(2) Principles of the liquidity risk management

1) Liquidity risk is managed with integration. The Bank measures, reports and controls liquidity risk by quantification with reasonable method.

2) Liquidity risk reflects financing plans and fund-using plans, and the Bank reports the liquidity risk with preciseness, timeliness and consistency.

3) The Bank establishes liquidity risk management strategy by analyzing liquidity maturity, liquidity gap structure and market environment.

(3) Liquidity risk management

Risk management department monitors changes by liquidity risk sources and compliance of risk limits. It notifies related departments to prepare countermeasures in case the measured liquidity risk is close to risk limits. Also, it analyzes crisis situations and effects of the crisis situations and reports to the Risk Management Committee on a regular basis. Each related department monitors changes of liquidity risk sources and compliance of risk limits by itself and if exposure to new risk is expected, it discusses the matter with the head of risk management department.

(4) Measurement of liquidity risk

The Bank measures liquidity ratio, liquidity gap ratio and others for local currency and foreign currencies and simulates analysis reflecting market environment, product features and the Bank’s strategies.

(5) Analysis on remaining contractual maturity of financial liabilities and off-balance-sheet items

Remaining contractual maturity and amount of financial liabilities and off-balance-sheet items as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	On demand		Within one month		One month to three months		Three to six months		Six to twelve months		One year to five years		More than five years		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	664,839	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	664,839
Hedging derivative liabilities		—		291		66,589		322,431		185,661		545,667		368,016		1,488,655
Borrowings		—		787,357		342,926		911,424		1,083,629		4,866,719		646,186		8,638,241
Debentures		—		1,007,331		3,040,090		5,552,666		7,341,305		34,574,256		16,483,967		67,999,615
Other financial liabilities		—		791,377		21		189,383		1,302		81,099		722,243		1,785,425

Total	￦	664,839	￦	2,586,356	￦	3,449,626	￦	6,975,904	￦	8,611,897	￦	40,067,741	￦	18,220,412	￦	80,576,775

Off-balance-sheet items (*1):
Commitments	￦	21,335,732	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	21,335,732
Financial guarantee contracts		14,832,277		—		—		—		—		—		—		14,832,277

Total	￦	36,168,009	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	36,168,009

(*1)	Guarantees and loan commitments and other credit facilities provided by the Bank have maturities. However, if the counterparty requests the payment immediately, the payment must be fulfilled.

(Dec. 31, 2016)

	On demand		Within one month		One month to three months		Three to six months		Six to twelve months		One year to five years		More than five years		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	852,699	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	852,699
Hedging derivative liabilities		—		77,926		140,842		23,318		492,940		1,129,531		470,973		2,335,530
Borrowings		—		35,518		939,079		2,242,728		590,711		5,421,887		849,677		10,079,600
Debentures		—		3,314,357		4,216,493		3,650,867		8,342,283		32,336,081		17,993,116		69,853,197
Other financial liabilities		—		674,028		358		—		191,671		57,685		717,276		1,641,018

Total	￦	852,699	￦	4,101,829	￦	5,296,772	￦	5,916,913	￦	9,617,605	￦	38,945,184	￦	20,031,042	￦	84,762,044

Off-balance-sheet items (*1):
Commitments	￦	20,209,143	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	20,209,143
Financial guarantee contracts		15,663,910		—		—		—		—		—		—		15,663,910

Total	￦	35,873,053	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	35,873,053

(*1)	Guarantees and loan commitments and other credit facilities provided by the Bank have maturities. However, if the counterparty requests the payment immediately, the payment must be fulfilled.

4-4. Market risk

(1) Overview of market risk

1) Definition of market risk

Market risk is the risk of possible losses that arise from the changes of market factors, such as interest rate, stock price, foreign exchange rate, commodity value and other market factors related to the fair value or future cash flows of the financial instruments. The Bank classifies exposures to market risk into either foreign exchange rate risk or interest rate risk. Foreign exchange risk means that possible losses on assets and liabilities denominated in foreign currencies due to changes of foreign exchange rate. Interest rate risk means that possible losses on assets and liabilities due to changes of interest rate.

2) Market risk management group

The Bank operates the Risk Management Committee and the Risk Management Council for managing risks and risk limits. The Risk Management Practices Committee assists the Risk Management Committee and the Risk Management Council for practical matters, such as managing adequate assets and liabilities by analyzing foreign exchange risk, interest rate risk, liquidity risk, money balance plan and effects by initiating new product. Market risk is managed by product and currency for minimizing segments exposed to changes of foreign exchange, interest rate and securities’ price. Foreign exchange risk is measured by definite method and probabilistic method and definite method is used for limits management. Interest rate value at risk (“VaR”) and interest rate earning at risk (“EaR”) are measured by BIS standards, definite method and probabilistic method and definite method is used for limits management. Meanwhile, the Bank performs financial crisis analysis supposing exceptional, but possible events for evaluating latent weakness. The analysis is used for important decision making, such as risk mitigation, emergency plan development and limit setup. The results of the analysis are reported to the board of directors and management on a quarterly basis.

(2) Foreign exchange risk

1) Management of foreign exchange risk

Foreign exchange risk management limit is set up and included in internal capital management limit. A risk management division head monitors changes of foreign exchange risk by source and compliance of risk limits regularly. A finance division head also monitors changes of foreign exchange risk by source and compliance of risk limits. The finance division head needs to cooperate with the risk management division head in case it is expected that the Bank will be exposed to a new risk. The risk management division head orders related divisions to prepare countermeasures in case it is apprehended that foreign exchange risk exceeds risk limit. If foreign exchange risk exceeds the risk limit, the risk management division head orders related divisions to prepare countermeasures and reports to Risk Management Committee after resolving the exceeded limit problem.

2) Measurement of foreign exchange risk

Foreign exchange risk is managed by foreign exchange VaR and foreign exchange position. Foreign exchange VaR is measured on a monthly basis and foreign exchange position is measured on a daily basis. It is measured separately by currency for assets and liabilities denominated in foreign currencies exceeding 5% of total assets and liabilities denominated in foreign currencies.

3) Measurement method

① VaR

The Bank uses a yearly VaR to measure market risk. The yearly VaR is a statistically estimated maximum amount of loss that could occur in one year under normal distribution of financial variables. The Bank calculates

VaR using equal weighted-average method based on historical changes in market rates, prices and volatilities over the previous five years data and measures VaR at a 99% single tail confidence level. VaR is a commonly used market risk management technique. However, the method has some shortcomings.

VaR estimates possible losses over a certain period at a particular confidence level using past market movement data. Past market movement, however, is not necessarily a good indicator of future events, as there may be conditions and circumstances in the future that the model does not anticipate. As a result, the timing and magnitude of the actual losses can be different, depending on the assumptions made at the time of calculation. In addition, the time periods used for the model, generally one day or 10 days, are assumed to be a sufficient holding period before liquidating the relevant underlying positions. If these holding periods are not sufficient, or too long, the VaR results may understate or overstate the potential loss.

② Stress testing

The stress testing is carried out to analyze the abnormal market situation reflecting intrinsic volatility of foreign exchange that has significant influent on the value of portfolio. The Bank mainly uses historical scenario tool and also uses hypothetical scenario tool for the analysis of an abnormal market situation. Stress testing is performed at least once in every quarter.

③ Results of measurement

Results of foreign exchange VaR as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017								Dec. 31, 2016
	Average		Minimum		Maximum		Ending		Average		Minimum		Maximum		Ending
Foreign exchange risk	￦	47,408	￦	6,117	￦	111,035	￦	40,705	￦	64,770	￦	39,693	￦	102,371	￦	39,693

(3) Interest rate risk

1) Management of interest rate risk

Interest rate risk management limit is set up and included in internal capital management limit. A risk management division head monitors changes of interest rate risk by source and compliance of risk limits regularly. A finance division head also monitors changes of interest rate risk by source and compliance of risk limits. The finance division head needs to cooperate with the risk management division head in case it is expected that the Bank will be exposed to a new risk. The risk management division head orders related divisions to prepare countermeasures in case it is apprehended that interest rate risk exceeds risk limit. If interest rate risk exceeds the risk limit, the risk management division head orders related divisions to prepare countermeasures and reports to Risk Management Committee after resolving the exceeded limit problem.

2) Measurement of interest rate risk

Interest rate risk is managed by measuring interest rate EaR and interest rate VaR and uses interest rate sensitivity gap and duration gap as supplementary index. Interest rate EaR and interest rate VaR are measured on a monthly basis, and interest rate sensitivity gap and duration gap are measured on a daily basis. The Bank simulates analysis reflecting market environment, product features and the Bank’s strategies.

3) Measurement method

① VaR

The Bank uses a yearly VaR to measure market risk. The yearly VaR is a statistically estimated maximum amount of loss that could occur in one year under normal distribution of financial variables. The Bank calculates

VaR using equal weighted-average method based on historical changes in market rates, prices and volatilities over the previous five years data and measures VaR at a 99% single tail confidence level. This means the actual amount of loss may exceed the VaR, on average, once out of 100 business days. VaR is a commonly used market risk management technique. However, the method has some limitations.

VaR estimates possible losses over a certain period at a particular confidence level using past market movement data. Past market movement, however, is not necessarily a good indicator of future events, as there may be conditions and circumstances in the future that the model does not anticipate. As a result, the timing and magnitude of the actual losses can be different depending on the assumptions made at the time of calculation. In addition, the time periods used for the model, generally one day or 10 days, are assumed to be a sufficient holding period before liquidating the relevant underlying positions. If these holding periods are not sufficient or too long, the VaR results may understate or overstate the potential loss.

② Stress testing

The stress testing is carried out to analyze the abnormal market situation reflecting intrinsic volatility of interest rate that has significant influence on the value of portfolio. The Bank mainly uses historical scenario tool and also uses hypothetical scenario tool for the analysis of an abnormal market situation. Stress testing is performed at least once in every quarter.

③ Results of measurement

Results of interest rate VaR as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017								Dec. 31, 2016
	Average		Minimum		Maximum		Ending		Average		Minimum		Maximum		Ending
Interest rate risk	￦	140,212	￦	51,038	￦	179,886	￦	51,038	￦	105,424	￦	92,314	￦	155,703	￦	97,983

4-5. Capital risk

The Bank follows the standard of capital adequacy established by the Financial Services Commission. The standard is based on Basel III, which was established by Basel Committee on Banking Supervision in BIS. In Korea, this standard has been followed since December 2013. According to the standard, domestic banks should maintain at least 8% or above of BIS capital ratio for risk-weighted asset, and quarterly report BIS capital ratio to the FSS.

According to Korean Banking Supervision rules for operations, the Bank’s capitals are mainly divided into two categories:

1) Tier 1 capital (basic capital): Basic capital is composed of capital stock-common and other basic capital. Capital stock-common includes common stock satisfied with qualifications, capital surplus, retained earnings, accumulated other comprehensive income, other reserves and non-controlling interests among the common stock of consolidated subsidiaries. Other basic capital includes securities and capital surplus satisfied with qualifications

2) Tier 2 capital (supplementary capital): Supplementary capital is composed of the securities and capital surplus satisfied with qualifications, non-controlling interests among the securities of consolidated subsidiaries and the amounts of less than below 1.25% of credit risk-weighted asset like allowance for credit losses in respect of credits classified as normal or precautionary.

The risk-weighted asset includes intrinsic risks in total assets, errors of internal operation processes and loss risk from external events. It indicates a size of assets reflecting the level of risks that the Bank bears. The Bank computes the risk-weighted asset by risks (credit risk, market risk and operational risk) and uses it for calculation of BIS capital ratio.

5. FINANCIAL ASSETS AND FINANCIAL LIABILITIES:

5-1. Classification and fair value

(1) Carrying amounts and fair values of financial instruments as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Classification	Jun. 30, 2017				Dec. 31, 2016
		Carrying amount		Fair value		Carrying amount		Fair value
Financial assets:
Cash and due from financial institutions	Non-recurring	￦	2,569,272	￦	2,569,251	￦	3,863,279	￦	3,863,247
Financial assets at FVTPL	Recurring		1,134,923		1,134,923		1,899,065		1,899,065
Hedging derivative assets	Recurring		265,973		265,973		168,417		168,417
Loans	Non-recurring		71,202,736		72,719,548		73,418,788		75,098,073
AFS financial assets	Recurring		6,442,052		6,442,052		7,027,451		7,027,451
HTM financial assets	Non-recurring		88,838		88,047		111,334		111,131
Other financial assets	Non-recurring		1,067,994		1,067,994		983,090		983,090

Total		￦	82,771,788	￦	84,287,788	￦	87,471,424	￦	89,150,474

Financial liabilities:
Financial liabilities at FVTPL	Recurring	￦	664,839	￦	664,839	￦	852,699	￦	852,699
Hedging derivative liabilities	Recurring		1,488,655		1,488,655		2,335,530		2,335,530
Borrowings	Non-recurring		8,302,544		8,287,870		9,761,389		9,762,894
Debentures	Non-recurring		60,456,251		61,181,426		62,119,016		62,917,874
Other financial liabilities	Non-recurring		1,785,425		1,785,425		1,641,018		1,641,018

Total		￦	72,697,714	￦	73,408,215	￦	76,709,652	￦	77,510,015

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For each class of financial assets and financial liabilities, the Bank discloses the fair value of that class of assets and liabilities in a way that permits them to be compared with their carrying amount at the end of each reporting period. The best evidence of fair value of financial instruments is quoted price in an active market.

Methods for measuring fair value of financial instruments are as follows:

Financial instruments	Method of measuring fair value
Loans and receivables	As demand deposits and transferable deposits do not have maturity and are readily convertible to cash, the carrying amounts of these deposits approximate their fair values. Fair values of the deposits with the maturity of more than one year are determined by discounted cash flow model (“DCF model”).

DCF model is also used to determine the fair value of loans. Fair value is determined by discounting the cash flows expected from the each contractual period by applying the discount rates for each period.

Investment securities	Trading financial assets and liabilities and AFS financial assets are measured at fair value using a quoted market price in an active market. If a quoted market price is not available, they are measured by using a price quoted by a third party, such as a pricing service or broker or using the DCF model.

Derivatives	For exchange traded derivative, quoted price in active market is used to determine fair value and for OTC derivative, fair value is determined primarily using the DCF model. The Bank uses internally developed valuation models that are widely used by market participants to determine fair value of plain OTC derivatives including option, interest rate swap and currency swap based on observable market parameters. However, some complex financial instruments are valued using the results of independent pricing services, where part or all of the inputs are not observable in the market.

Borrowings	Fair value is determined using DCF model discounting contractual future cash flows by appropriate discount rate.

Debentures	Fair value of debentures denominated in local currency is determined by using the valuation of independent third-party pricing services in accordance with the market prices that are quoted in active markets.

Fair value of debentures denominated in foreign currencies is determined by DCF model.

Fair values of financial assets and financial liabilities classified as fair value Level 3 of the fair value hierarchy are determined by using the valuation of independent third-party pricing services. Meanwhile, carrying amounts of other financial assets and financial liabilities are regarded as an approximation of fair values.

(2) Fair value hierarchy

Fair value hierarchy of financial assets and liabilities, which are not measured at fair value as of June 30, 2017, and December 31, 2016, is as follows (Korean won in millions):

(Jun. 30, 2017)

	Level 1		Level 2		Level 3		Total
Financial assets:
Cash and due from financial institutions	￦	897,270	￦	—	￦	1,671,981	￦	2,569,251
Loans		—		—		72,719,548		72,719,548
HTM financial assets		—		88,047		—		88,047
Other financial assets		—		—		1,067,994		1,067,994

Total	￦	897,270	￦	88,047	￦	75,459,523	￦	76,444,840

Financial liabilities:
Borrowings	￦	—	￦	8,287,870	￦	—	￦	8,287,870
Debentures		—		61,181,426		—		61,181,426
Other financial liabilities		—		—		1,785,425		1,785,425

Total	￦	—	￦	69,469,296	￦	1,785,425	￦	71,254,721

(Dec. 31, 2016)

	Level 1		Level 2		Level 3		Total
Financial assets:
Cash and due from financial institutions	￦	991,779	￦	—	￦	2,871,468	￦	3,863,247
Loans		—		—		75,098,073		75,098,073
HTM financial assets		—		111,131		—		111,131
Other financial assets		—		—		983,090		983,090

Total	￦	991,779	￦	111,131	￦	78,952,631	￦	80,055,541

Financial liabilities:
Borrowings	￦	—	￦	9,762,894	￦	—	￦	9,762,894
Debentures		—		62,917,874		—		62,917,874
Other financial liabilities		—		—		1,641,018		1,641,018

Total	￦	—	￦	72,680,768	￦	1,641,018	￦	74,321,786

Fair value hierarchy of financial assets and liabilities measured at fair value as of June 30, 2017, and December 31 2016, is as follows (Korean won in millions):

(Jun. 30, 2017)

	Level 1		Level 2		Level 3		Total
Financial assets:
Financial assets at FVTPL	￦	520,230	￦	614,693	￦	—	￦	1,134,923
Hedging derivative assets		—		265,973		—		265,973
AFS financial assets		261,701		627,558		3,900,334		4,789,593

Total	￦	781,931	￦	1,508,224	￦	3,900,334	￦	6,190,489

Financial liabilities:
Financial liabilities at FVTPL	￦	—	￦	664,839	￦	—	￦	664,839
Hedging derivative liabilities		—		1,488,655		—		1,488,655

Total	￦	—	￦	2,153,494	￦	—	￦	2,153,494

(Dec. 31, 2016)

	Level 1		Level 2		Level 3		Total
Financial assets:
Financial assets at FVTPL	￦	1,210,523	￦	688,542	￦	—	￦	1,899,065
Hedging derivative assets		—		168,417		—		168,417
AFS financial assets		755,825		937,682		3,931,733		5,625,240

Total	￦	1,966,348	￦	1,794,641	￦	3,931,733	￦	7,692,722

Financial liabilities:
Financial liabilities at FVTPL	￦	—	￦	852,699	￦	—	￦	852,699
Hedging derivative liabilities		—		2,335,530		—		2,335,530

Total	￦	—	￦	3,188,229	￦	—	￦	3,188,229

The Bank classifies financial instruments as three level of fair value hierarchy as below:

Level 1:	Financial instruments measured at quoted prices from active markets are classified as fair value Level 1. This level includes listed equity securities, derivatives, and government bonds traded in an active exchange market.

Level 2:	Financial instruments measured using valuation techniques where all significant inputs are observable market data are classified as Level 2. This level includes the majority of debt and general OTC derivatives such as swap, futures and options

Level 3:	Financial instruments measured using valuation techniques where one or more significant inputs are not based on observable market data are classified as Level 3. This level includes unlisted equity securities, structured bonds and OTC derivatives.

The valuation techniques and input variables of Level 2 financial instruments subsequently not measured at fair value as of June 30, 2017 and December 31, 2016 are as follows (Korean won in millions):

(Jun. 30, 2017)

	Fair value		Valuation techniques	Input variables
Financial assets
HTM financial assets
Debt securities	￦	88,047	DCF Model	Discount rate
Financial liabilities
Borrowings		8,287,870	DCF Model	Discount rate
Debentures		61,181,426	DCF Model	Discount rate

(Dec. 31, 2016)

	Fair value		Valuation techniques	Input variables
Financial assets
HTM financial assets
Debt securities	￦	111,131	DCF Model	Discount rate
Financial liabilities
Borrowings		9,762,894	DCF Model	Discount rate
Debentures		62,917,874	DCF Model	Discount rate

The valuation techniques and input variables of Level 3 financial instruments subsequently not measured at fair value as of June 30, 2017 and December 31, 2016 are as follows (Korean won in millions):

(Jun. 30, 2017)

	Fair value		Valuation techniques	Input variables
Financial assets
Loans	￦	72,719,548	DCF Model	Discount rate
Other financial assets		1,076,994	DCF Model	Discount rate
Financial liabilities
Other financial liabilities		1,785,425	DCF Model	Discount rate

(Dec. 31, 2016)

	Fair value		Valuation techniques	Input variables
Financial assets
Loans	￦	75,098,073	DCF Model	Discount rate
Other financial assets		983,090	DCF Model	Discount rate
Financial liabilities
Other financial liabilities		1,641,018	DCF Model	Discount rate

The valuation techniques and input variables of Level 2 financial instruments, measured at fair value after initial recognition, as of June 30, 2017 and December 31, 2016 are as follows (Korean won in millions):

(Jun. 30, 2017)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at FVTPL:
Debt securities	￦	34,177	DCF Model	Discount rate
Derivative assets for trading		580,516	DCF Model	Discount rate
Hedging derivative assets		265,973	DCF Model	Discount rate
AFS financial assets:
Debt securities		627,559	DCF Model	Discount rate
Financial liabilities
Financial liabilities at FVTPL:
Derivative liabilities for trading		664,839	DCF Model	Discount rate
Hedging derivative liabilities		1,488,655	DCF Model	Discount rate

(Dec. 31, 2016)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at FVTPL:
Debt securities	￦	41,193	DCF Model	Discount rate
Derivative assets for trading		647,349	DCF Model	Discount rate
Hedging derivative assets		168,417	DCF Model	Discount rate
AFS financial assets:
Debt securities		937,683	DCF Model	Discount rate
Financial liabilities
Financial liabilities at FVTPL:
Derivative liabilities for trading		852,699	DCF Model	Discount rate
Hedging derivative liabilities		2,335,530	DCF Model	Discount rate

Below table accounts for quantitative information of fair value using input factor, which is significant but unobservable, and relation between unobservable input factor and estimate of fair value.

(Jun. 30, 2017)

	Fair value (Korean won in million)		Valuation techniques	Significant unobservable input factors	Range	Relationship between unobservable input factors and fair value estimates
AFS financial assets:
Unlisted stock	￦	3,900,334	DCF Model NAV Methods CCA Methods	Discount rate Growth rate	4.50%~19.52% —	If discount rate is decreased (increased)/ if growth rate is increased (decrease), fair value is increased (decreased).

(Dec. 31, 2016)

	Fair value (Korean won in million)		Valuation techniques	Significant unobservable input factors	Range	Relationship between unobservable input factors and fair value estimates
AFS financial assets:
Unlisted stock	￦	3,931,733	DCF Model NAV Methods CCA Methods	Discount rate Growth rate	4.50%~20.04% —	If discount rate is decreased (increased)/ if growth rate is increased (decrease), fair value is increased (decreased).

1) Changes in Level 3 financial assets that are measured at fair value for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Beginning balance		Profit (loss)	Other comprehen- sive income	Purchases/ issues		Sales/ settlements	Transfers into Level 3 / Transfers out of Level 3		Ending balance
Financial assets
AFS financial assets	￦	3,931,733	￦ (80)	￦ (78,865)	￦	48,254	￦ (708)	￦	—	￦	3,900,334

(Dec. 31, 2016)

	Beginning balance		Profit (loss)	Other comprehen- sive income		Purchases/ issues		Sales/ settlements	Transfers into Level 3 / Transfers out of Level 3		Ending balance
Financial assets
AFS financial assets	￦	3,704,041	￦ (114)	￦	192,185	￦	34,434	￦ (2,703)	￦	3,890	￦	3,931,733

2) In relation to changes in Level 3 of the fair value hierarchy, total gains or losses recognized in profit or loss for the period and total gains or losses for financial instruments held at the end of the reporting period in the separate statement of comprehensive income for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

	Net income (loss) from financial investments
	Jun. 30, 2017		Dec. 31, 2016
Total losses on financial instruments held at the end of the reporting period	￦	(80)	￦	(114)
Total losses included in profit or loss for the period	￦	(80)	￦	(114)

3) The sensitivity of fair value analysis for the Level 3 financial instruments

The Bank performed the sensitivity analysis for the Level 3 financial instruments for which fair value would be measured differently upon reasonably possible alternative assumptions. The Bank classified the effect from changes upon the alternative assumptions into favorable effect and unfavorable effect and presented the most favorable effect or the most unfavorable effect in the table hereunder. Stocks are the financial instruments subject to sensitivity analysis, which are classified as Level 3 and of which changes in fair value are recognized as other comprehensive income. Meanwhile, equity instruments, which are recognized as cost among the financial instruments and are classified as Level 3 are excluded from the sensitivity analysis.

Sensitivity analysis details per market risk variable of each Level 3 financial instrument held and measured at fair value as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Net income (loss)				Other comprehensive income (loss)
	Favorable		Unfavorable		Favorable		Unfavorable
Financial assets:
AFS financial assets (*)	￦	—	￦	—	￦	4,577,697	￦ (1,115,022)

(Dec. 31, 2016)

	Net income (loss)				Other comprehensive income (loss)
	Favorable		Unfavorable		Favorable		Unfavorable
Financial assets:
AFS financial assets (*)	￦	—	￦	—	￦	4,477,511	￦ (1,106,192)

(*)	Changes in fair value of stocks are computed along with the increases or decreases in either growth rate from nil to 1% and discount rate or liquidation value from negative 1% to 1% and discount rate, which are unobservable inputs.

(3) The table below provides the Bank’s financial assets and financial liabilities that are carried at cost since the fair values of the financial instruments are not readily determinable in the separate statements of financial position as of June 30, 2017 and December 31, 2016. (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
AFS financial assets
Unlisted securities (*)	￦	1,646,763	￦	1,396,762
Equity investments to unincorporated entities. (*)		5,696		5,448

	￦	1,652,459	￦	1,402,210

(*)	AFS financial assets are unlisted equity securities and equity investments and recorded as at cost since they do not have quoted prices in an active market and the fair values are not measured with reliability.

5-2. Carrying amounts of financial instruments

Carrying amounts of financial instruments as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Financial assets at FVTPL		Loans and receivables		AFS financial assets		HTM financial assets		Hedging derivative assets		Total
Cash and due from financial institutions	￦	—	￦	2,569,272	￦	—	￦	—	￦	—	￦	2,569,272
Financial assets at FVTPL		1,134,923		—		—		—		—		1,134,923
Hedging derivative assets		—		—		—		—		265,973		265,973
Loans		—		71,202,736		—		—		—		71,202,736
Financial investments		—		—		6,442,052		88,838		—		6,530,890
Other financial assets		—		1,067,994		—		—		—		1,067,994

Total	￦	1,134,923	￦	74,840,002	￦	6,442,052	￦	88,838	￦	265,973	￦	82,771,788

	Financial liabilities at FVTPL		Financial liabilities at amortized cost		Hedging derivative liabilities		Total
Financial liabilities at FVTPL	￦	664,839	￦	—	￦	—	￦	664,839
Hedging derivative liabilities		—		—		1,488,655		1,488,655
Borrowings		—		8,302,544		—		8,302,544
Debentures		—		60,456,251		—		60,456,251
Other financial liabilities		—		1,785,426		—		1,785,426

Total	￦	664,839	￦	70,544,221	￦	1,488,655	￦	72,697,715

(Dec. 31, 2016)

	Financial assets at FVTPL		Loans and receivables		AFS financial assets		HTM financial assets		Hedging derivative assets		Total
Cash and due from financial institutions	￦	—	￦	3,863,279	￦	—	￦	—	￦	—	￦	3,863,279
Financial assets at FVTPL		1,899,065		—		—		—		—		1,899,065
Hedging derivative assets		—		—		—		—		168,417		168,417
Loans		—		73,418,788		—		—		—		73,418,788
Financial investments		—		—		7,027,451		111,334		—		7,138,785
Other financial assets		—		983,090		—		—		—		983,090

Total	￦	1,899,065	￦	78,265,157	￦	7,027,451	￦	111,334	￦	168,417	￦	87,471,424

	Financial liabilities at FVTPL		Financial liabilities at amortized cost		Hedging derivative liabilities		Total
Financial liabilities at FVTPL	￦	852,699	￦	—	￦	—	￦	852,699
Hedging derivative liabilities		—		—		2,335,530		2,335,530
Borrowings		—		9,761,389		—		9,761,389
Debentures		—		62,119,016		—		62,119,016
Other financial liabilities		—		1,641,018		—		1,641,018

Total	￦	852,699	￦	73,521,423	￦	2,335,530	￦	76,709,652

5-3. Offset of financial instruments

The Bank has conditional rights of setoff that are enforceable and exercisable only in the events mentioned in agreements regardless of meeting some or all of the offsetting criteria in K-IFRS 1032 for financial instruments. Cash collaterals do not meet the offsetting criteria in K-IFRS 1032, but they can be set off with net amount of financial instruments.

The effects of netting agreements as of June 30, 2017, and December 31, 2016, are as follow (Korean won in millions):

(Jun. 30, 2017)

	Gross amounts of recognized financial assets (liabilities)		Gross amounts of recognized financial liabilities (assets) to be setoff		Net amounts of financial assets (liabilities) presented in the separate statement of financial position		Amount that is not offset in the financial statements				Net amount
							Financial instruments		Cash collateral
Financial assets:
Derivatives	￦	846,489	￦	—	￦	846,489	￦	(427,278)	￦	—	￦	419,211
Financial liabilities:
Derivatives	￦	2,153,494	￦	—	￦	2,153,494	￦	(427,278)	￦	(917,697)	￦	808,519

(Dec. 31, 2016)

	Gross amounts of recognized financial assets (liabilities)		Gross amounts of recognized financial liabilities (assets) to be setoff		Net amounts of financial assets (liabilities) presented in the separate statement of financial position		Amount that is not offset in the financial statements				Net amount
							Financial instruments		Cash collateral
Financial assets:
Derivatives	￦	815,766	￦	—	￦	815,766	￦	(371,033)	￦	—	￦	444,733
Financial liabilities:
Derivatives	￦	3,188,229	￦	—	￦	3,188,229	￦	(371,033)	￦	(1,638,738)	￦	1,178,458

5-4. Transfer of financial assets

The Bank has securities sold under repurchase agreements (“RP”), and it refers to the financial assets that have been transferred, but presented in the separate financial statements since the assets do not meet the conditions of derecognition. In case of securities sold under the RP, securities are disposed, but the Bank agrees to repurchase at the fixed amount, so that the Bank retains substantially all the risks and rewards of ownership of the securities. There are no carrying amounts of transferred assets and relevant liabilities as of June 30, 2017 and December 31, 2016.

6. OPERATING SEGMENT:

Though the Bank conducts business activities related to financial services, in accordance with relevant laws, such as the Export-Import Bank of Korea Act, it does not report separate segment information, as management considers the Bank to be operating under one core business.

7. CASH AND DUE FROM FINANCIAL INSTITUTIONS:

(1) Cash and cash equivalents as of June 30, 2017 and December 31, 2016 are as follows (Korean won in millions):

Detail	Jun. 30, 2017		Dec. 31, 2016
Due from financial institutions in local currency	￦	123,625	￦	441,618
Due from financial institutions in foreign currencies		2,445,647		3,421,661

Subtotal		2,569,272		3,863,279

Restricted due from financial institutions		(1,348,316)		(2,178,585)
Due from financial institutions with original maturities of more than three months at acquisition date		(110,000)		(330,000)

Subtotal		(1,458,316)		(2,508,585)

Total	￦	1,110,956	￦	1,354,694

It is equal to the cash and due from financial institutions as presented on the separate statements of cash flows.

(2) Restricted due from financial institutions as of June 30, 2017 and December 31, 2016 are as follows (Korean won in millions):

Detail	Financial Institution	Jun. 30, 2017		Dec. 31, 2016		Reason for restriction
Others	DEUTSCHE BANK TRUST COMPANY AMERICAS and others	￦	1,348,316	￦	2,178,585	Credit support annex for derivative transactions

8. FINANCIAL ASSETS AT FVTPL:

Details of financial assets at FVTPL as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Equity securities
Beneficiary certificates	￦	520,230	￦	1,210,523
Debt securities
Debt securities in foreign currencies		34,177		41,193
Derivative assets
Stock product		375		2,151
Interests product		291,654		231,219
Currency product		288,466		413,979
Others		21		—

Subtotal		580,516		647,349

Total	￦	1,134,923	￦	1,899,065

9. FINANCIAL INVESTMENTS:

Details of financial investments as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
AFS securities in local currency
Equity securities
Marketable securities	￦	261,701	￦	755,825
Non-marketable securities		5,420,566		5,248,767
Equity investments in unincorporated entities		51,567		41,822
Others		60,402		23,097
Debt securities
Debt securities		—		353,467

Subtotal		5,794,236		6,422,978

AFS securities in foreign currencies
Equity securities
Paid-in capital		4,423		4,423
Stocks		15,835		15,835
Debt securities
Debt securities (*1)		627,558		584,215

Subtotal		647,816		604,473

Held-to-maturity securities in foreign currencies
Debt securities
Debt securities		88,838		111,334

Total	￦	6,530,890	￦	7,138,785

(*1)	It includes securities, which are pledged as collateral amounting to ￦22,206 million and ￦11,651 million as of June 30, 2017, and December 31, 2016, respectively.

10. LOANS:

Loans as presented below exclude loan valuation adjustment related to fair value hedging amounting to ￦36,955 million and ￦47,397 million as of June 30, 2017, and December 31, 2016, respectively.

(1) Details of loans as of June 30, 2017 and December 31, 2016 are as follows (Korean won in millions):

	Detail	Jun. 30, 2017		Dec. 31, 2016
Loans in local currency	Loans for export	￦	11,475,688	￦	10,590,820
	Loans for foreign investments		758,598		798,796
	Loans for import		1,813,632		1,391,905
	Troubled Debt Restructuring		1,919,179		1,973,981
	Others		1,818,248		1,422,853

	Subtotal		17,785,345		16,178,355

Loans in foreign currencies	Loans for export		27,177,901		29,592,407
	Loans for foreign investments		20,916,089		22,709,442
	Loans for rediscounted trading notes		1,105,412		84,595
	Loans for import		2,049,004		2,138,489
	Overseas funding loans		569,619		590,133
	Domestic usance bills		261,990		211,097
	Others		158,071		196,838

	Subtotal		52,238,086		55,523,001

Others	Foreign-currency bills bought		1,340,891		1,348,135
	Advance payments on acceptances and guarantees		333,483		353,618
	Call loans		2,193,559		2,765,307
	Interbank loans in foreign currencies		230,528		555,645

	Subtotal		4,098,461		5,022,705

Total loan			74,121,892		76,724,061
Net deferred origination fees and costs			(392,588)		(426,935)
Allowance for loan losses			(2,563,523)		(2,925,735)

	Total	￦	71,165,781	￦	73,371,391

(2) Changes in allowance for loan losses for the six months ended June 30, 2017 and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Individual assessment		Collective assessment		Total
Beginning balance	￦	2,228,715	￦	697,020	￦	2,925,735
Written-off		(6,590)		(3,173)		(9,763)
Collection of written-off loans		—		10,783		10,783
Loan-for-equity swap		(48,404)		(4,093)		(52,497)
Others		—		(978,082)		(978,082)
Unwinding effect		(39,031)		(5,429)		(44,460)
Foreign exchange translation		(29,668)		(14,067)		(43,735)
Additional provisions (Reversal of provisions)		(90,213)		845,755		755,542
Transfer in(out)		231,052		(231,052)		—

Ending balance	￦	2,245,861	￦	317,662	￦	2,563,523

(Dec. 31, 2016)

	Individual assessment		Collective assessment		Total
Beginning balance	￦	1,994,753	￦	410,543	￦	2,405,296
Written-off		(458,272)		(94,618)		(552,890)
Collection of written-off loans		48,043		16,971		65,014
Loan-for-equity swap		(749,980)		(2,646)		(752,626)
Others		—		(124,729)		(124,729)
Unwinding effect		(39,148)		(9,743)		(48,891)
Foreign exchange translation		1,877		4,087		5,964
Additional provisions (Reversal of provisions)		1,077,240		851,357		1,928,597
Transfer in(out)		354,202		(354,202)		—

Ending balance	￦	2,228,715	￦	697,020	￦	2,925,735

11. INVESTMENTS IN ASSOCIATES AND SUBSIDIARIES:

(1) Details of investments in associates and subsidiaries as of June 30, 2017 and December 31, 2016 are as follows (Korean won in millions):

(Jun. 30, 2017)

Company (*1)	Detail	Location	Business	Year-end	Ownership (%)	Net asset		Carrying amount
KEXIM Bank UK Limited	Subsidiary	United Kingdom	Financial service	December	100.00	￦	45,565	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary	Vietnam	Financial service	December	100.00		15,669		10,275
PT.KOEXIM Mandiri Finance	Subsidiary	Indonesia	Financial service	December	85.00		28,142		25,270
KEXIM Asia Limited	Subsidiary	Hong Kong	Financial service	December	100.00		63,092		49,139
Korea Asset Management Corporation	Associate	Korea	Financial service	December	25.86		444,683		380,520
Credit Guarantee and Investment Fund (*2)	Associate	Philippines	Financial service	December	14.29		119,813		115,486
Korea Marine Guarantee Incorporated Company (*4)	Associate	Korea	Financial service	December	51.36		130,430		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd. (*3,5)	Associate	Korea	Shipbuilding	December	67.04		(955,120)		—
DAESUN Shipbuilding & Engineering Co., Ltd. (*3)	Associate	Korea	Shipbuilding	December	67.27		(248,611)		—
KTB Newlake Global Healthcare PEF	Associate	Korea	Financial service	December	25.00		689		1,153
KBS-KDB Private Equity Fund	Associate	Korea	Financial service	December	20.83		1,191		1,367
Korea Shipping and Maritime Transportation	Associate	Korea	Financial service	December	40.00		349,450		345,600
Korea Aerospace Industries. LTD.	Associate	Korea	Manufacturing	December	26.41		352,886		1,467,520

Total								￦	2,579,790

(Dec. 31, 2016)

Company (*1)	Detail	Location	Business	Year-end	Ownership (%)	Net asset		Carrying amount
KEXIM Bank UK Limited	Subsidiary	United Kingdom	Financial service	December	100.00	￦	44,107	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary	Vietnam	Financial service	December	100.00		15,851		10,275
PT.KOEXIM Mandiri Finance	Subsidiary	Indonesia	Financial service	December	85.00		24,730		25,270
KEXIM Asia Limited	Subsidiary	Hong Kong	Financial service	December	100.00		65,709		49,139
Korea Asset Management Corporation	Associate	Korea	Financial service	December	25.86		446,956		380,520
Credit Guarantee and Investment Fund (*2)	Associate	Philippines	Financial service	December	14.29		127,209		115,486
Korea Marine Guarantee Incorporated Company (*4)	Associate	Korea	Financial service	December	52.63		130,811		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd. (*3)	Associate	Korea	Shipbuilding	December	70.71		(918,623)		—
DAESUN Shipbuilding & Engineering Co., Ltd. (*3)	Associate	Korea	Shipbuilding	December	67.27		(262,593)		—
EQP Global Energy Infrastructure PEF	Associate	Korea	Financial service	December	22.64		(417)		280
KTB Newlake Global Healthcare PEF	Associate	Korea	Financial service	December	25.00		760		1,153
KBS-KDB Private Equity Fund	Associate	Korea	Financial service	December	20.83		421		501

Total								￦	766,084

(*1)	In cases of associates, the amounts represent net asset after taking into account percentage of ownership.
(*2)	As of June 30, 2017 and December 31, 2016, Credit Guarantee and Investment Fund is classified into an associate because the Bank has significant influence in the way of representation on the board of directors or equivalent governing body of the investee.
(*3)	Those companies are under the creditor-led work out programs. The Bank should have at least 75% of the total creditor’s loans to have substantive control based on the creditor’s agreement. As the Bank has only 67.04% and 67.27%, respectively, of the total creditor’s loans, those are classified into associates.
(*4)	Based on the stockholders’ agreement, the Bank does not have substantial control over the entity, thereby classifying the entity as an associate.
(*5)	Financial statements as of December 31, 2016 are using (due to the unavailability of the ones as of June 30, 2017) in which the significant transactions or events, which occurred between the end of preceding reporting period of an associate and that of the Bank, had been reflected.

(2) Changes in investments in associates and subsidiaries for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Company	Detail	Beginning balance		Acquisition		Disposals		Impairment loss		Ending balance
KEXIM Bank UK Limited	Subsidiary	￦	48,460	￦	—	￦	—	￦	—	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary		10,275		—		—		—		10,275
PT.KOEXIM Mandiri Finance	Subsidiary		25,270		—		—		—		25,270
KEXIM Asia Limited	Subsidiary		49,139		—		—		—		49,139
Korea Asset Management Corporation	Associate		380,520		—		—		—		380,520
Credit Guarantee and Investment Fund	Associate		115,486		—		—		—		115,486
Korea Marine Guarantee Incorporated Company	Associate		135,000		—		—		—		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Associate		—		236		—		(236)		—
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate		—		—		—		—		—
EQP Global Energy Infrastructure PEF	Associate		280		—		(280)		—		—
KTB Newlake Global Healthcare PEF	Associate		1,153		—		—		—		1,153
KBS-KDB Private Equity Fund	Associate		501		866		—		—		1,367
Korea Shipping and Maritime Transportation	Associate		—		345,600		—		—		345,600
Korea Aerospace Industries. LTD.	Associate		—		1,467,520		—		—		1,467,520

Total		￦	766,084	￦	1,814,222	￦	(280)	￦	(236)	￦	2,579,790

(Dec. 31, 2016)

Company	Detail	Beginning balance		Acquisition		Impairment loss		Ending balance
KEXIM Bank UK Limited	Subsidiary	￦	48,460	￦	—	￦	—	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary		10,275		—		—		10,275
PT.KOEXIM Mandiri Finance	Subsidiary		25,270		—		—		25,270
KEXIM Asia Limited	Subsidiary		49,139		—		—		49,139
Korea Asset Management Corporation	Associate		380,520		—		—		380,520
Credit Guarantee and Investment Fund	Associate		115,486		—		—		115,486
Korea Marine Guarantee Incorporated Company	Associate		50,000		85,000		—		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Associate		—		3,382		(3,382)		—
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate		—		1,033		(1,033)		—
EQP Global Energy Infrastructure PEF	Associate		175		105		—		280
KTB Newlake Global Healthcare PEF	Associate		—		1,153		—		1,153
KBS-KDB Private Equity Fund	Associate		—		501		—		501

Total		￦	679,325	￦	91,174	￦	(4,415)	￦	766,084

(3) Summarized financial information of associates and subsidiaries as of and for the six months ended June 30, 2017, and as of and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Company	Assets		Liabilities		Operating income (loss)		Net income (loss)		Total comprehensive income(loss)
KEXIM Bank UK Limited	￦	452,927	￦	407,362	￦	1,606	￦	1,258	￦	1,739
KEXIM Vietnam Leasing Co.		152,668		136,999		857		723		(1,087)
PT.KOEXIM Mandiri Finance		174,839		146,697		442		442		(2,345)
KEXIM Asia Limited		442,806		379,714		1,462		1,335		(6,799)
Korea Asset Management Corporation		2,900,835		1,181,257		14,680		16,482		15,015
Credit Guarantee and Investment Fund		884,093		45,657		5,931		6,015		9,373
Korea Marine Guarantee Incorporated Company		270,236		16,284		(613)		(964)		(884)
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		1,681,756		3,106,457		39,163		(86,991)		(126,072)
DAESUN Shipbuilding & Engineering Co., Ltd.		399,959		769,531		(6,737)		5,055		5,055
KTB Newlake Global Healthcare PEF		3,158		403		(286)		(286)		(286)
KBS-KDB Private Equity Fund		5,942		224		(459)		(459)		(459)
Korea Shipping and Maritime Transportation		874,181		556		9,938		9,976		9,976
Korea Aerospace Industries. LTD.		2,908,878		1,572,694		(27,334)		(43,163)		(43,108)

(Dec. 31, 2016)

Company	Assets		Liabilities		Operating income (loss)		Net income (loss)		Total comprehensive income(loss)
KEXIM Bank UK Limited	￦	525,225	￦	481,117	￦	2,881	￦	1,759	￦	(11,236)
KEXIM Vietnam Leasing Co.		167,145		151,294		1,835		1,515		2,504
PT.KOEXIM Mandiri Finance		172,187		143,093		3,492		3,419		6,177
KEXIM Asia Limited		422,804		357,094		3,284		2,736		7,240
Korea Asset Management Corporation		2,546,010		817,641		57,506		97,236		98,095
Credit Guarantee and Investment Fund		940,953		50,755		10,892		10,805		13,531
Korea Marine Guarantee Incorporated Company		259,610		11,061		(4,569)		(4,181)		(4,327)
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		1,896,604		3,195,746		25,475		154,866		151,407
DAESUN Shipbuilding & Engineering Co., Ltd.		387,613		777,970		(25,466)		39,452		39,428
EQP Global Energy Infrastructure PEF		1		1,845		(1,846)		(1,846)		(1,846)
KTB Newlake Global Healthcare PEF		3,327		286		(1,002)		(1,002)		(1,002)
KBS-KDB Private Equity Fund		2,325		303		(384)		(384)		(384)

12. TANGIBLE ASSETS:

Changes in tangible assets for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Detail	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Lands	￦	190,807	￦	—	￦	—	￦	—	￦	190,807
Buildings		66,383		—		—		(1,348)		65,035
Vehicles		1,278		230		—		(301)		1,207
Furniture and fixture		14,669		730		(2)		(2,850)		12,547

Total	￦	273,137	￦	960	￦	(2)	￦	(4,499)	￦	269,596

(Dec. 31, 2016)

Detail	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Lands	￦	191,193	￦	—	￦	(386)	￦	—	￦	190,807
Buildings		69,268		—		(186)		(2,699)		66,383
Vehicles		1,355		538		(12)		(603)		1,278
Furniture and fixture		9,682		9,343		(3)		(4,353)		14,669

Total	￦	271,498	￦	9,881	￦	(587)	￦	(7,655)	￦	273,137

13. INTANGIBLE ASSETS:

Changes in intangible assets for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Detail	Beginning balance		Acquisitions		Disposals		Amortization		Impairment		Ending balance
Computer software	￦	12,400	￦	844	￦	—	￦	(1,554)	￦	—	￦	11,690
System development fees		26,066		8,393		—		(1,981)		—		32,478
Memberships		4,133		336		(139)		—		—		4,330

Total	￦	42,599	￦	9,573	￦	(139)	￦	(3,535)	￦	—	￦	48,498

(Dec. 31, 2016)

Detail	Beginning balance		Acquisitions		Disposals		Amortization		Impairment		Ending balance
Computer software	￦	5,419	￦	8,766	￦	—	￦	(1,785)	￦	—	￦	12,400
System development fees		18,449		10,885		—		(3,268)		—		26,066
Memberships		4,671		—		—		—		(538)		4,133

Total	￦	28,539	￦	19,651	￦	—	￦	(5,053)	￦	(538)	￦	42,599

14. OTHER ASSETS:

(1) Details of other assets as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Other financial assets :
Guarantee deposits	￦	38,349	￦	37,933
Accounts receivable		379,755		196,474
Accrued income		704,008		799,443
Receivable spot exchange		133		178
Allowances for loan losses on other assets		(54,250)		(50,938)

Subtotal		1,067,995		983,090

Other assets :
Advance payments		6,047		14,843
Prepaid expenses		14,817		17,080
Current income tax asset		1,641		2,942
Sundry assets		33,632		27,813

Subtotal		56,137		62,678

Total	￦	1,124,132	￦	1,045,768

(2) Changes in allowances for loan losses on other assets for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Beginning balance	￦	50,938	￦	43,120
Write-off		—		(7,521)
Collection of written-off loans		1		58
Foreign exchange translation		(316)		2
Additional provisions		3,629		7,815
Others		(2)		7,464

Ending balance	￦	54,250	￦	50,938

15. BORROWINGS:

Details of borrowings as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Detail	Lender	Interest rate (%)	Amount
Call money
Call money in local currency	WOORI BANK	1.28	￦	710,000
Borrowings in foreign currencies:
Borrowings from the Government	MINISTRY OF STRATEGY AND FINANCE	LIBOR 3M+0.50 ~ LIBOR 3M+0.78		3,110,755
Long term borrowings from foreign financial institutions	BANK OF AMERICA N.A. and others	LIBOR 3M+0.40 ~ LIBOR 3M+1.10		3,247,860
Discount on borrowings	—	—		(3,825)
Foreign commercial papers (CP)	CITIBANK N.A., HONG KONG and others	1.02 ~ 2.01		765,172
Offshore CP in foreign currencies	CITIBANK N.A., HONG KONG and others	-0.40 ~ 1.35		140,040
Others (foreign banks)	DBS BANK LTD, SINGAPORE BRANCH and others	0.00 ~ 0.20		261,990
Others (CSA)	JP MORGAN CHASE and others	—		70,552

Subtotal				7,592,544

Total			￦	8,302,544

(Dec. 31, 2016)

Detail	Lender	Interest rate (%)	Amount
Borrowings in foreign currencies:
Borrowings from the Government	MINISTRY OF STRATEGY AND FINANCE	LIBOR 3M+0.50 ~ LIBOR 3M+0.78	￦	3,199,262
Long term borrowings from foreign financial institutions	BANK OF AMERICA N.A. and others	LIBOR 3M+0.40 ~ LIBOR 3M+1.10		3,746,350
Discount on borrowings		—		(5,507)
Foreign commercial papers (CP)	CITIBANK N.A., HONG KONG and others	0.27 ~ 2.00		2,433,674
Offshore CP in foreign currencies	BARCLAYS BANK PLC LONDON	0.52 ~ 1.48		164,646
Others (Foreign banks)	DBS BANK LTD, SINGAPORE BRANCH and others	0.16 ~ 3.69		211,097
Others (CSA)	JP MORGAN CHASE and others	—		11,867

Total			￦	9,761,389

16. DEBENTURES:

Details of debentures as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

Detail	Jun. 30, 2017			Dec. 31, 2016
	Interest rate (%)	Amount		Interest rate (%)	Amount
Local currency:
Floating rate	1.46 ~ 1.61	￦	1,080,000	1.49 ~1.65	￦	2,070,000
Fixed rate	1.27 ~ 4.50		11,540,000	1.26 ~ 4.50		10,010,000

Balance			12,620,000			12,080,000

Fair value hedging loss			(66,791)			(48,530)
Discount on debentures:			(46,385)			(47,354)

Subtotal			12,506,824			11,984,116

Foreign currencies
Floating rate	LIBOR+0.30 ~LIBOR+1.00		8,153,835	LIBOR+0.30 ~LIBOR+1.00		9,427,017
Fixed rate	0.12 ~ 9.32		39,798,057	0.12 ~ 9.32		40,876,373

Balance			47,951,892			50,303,390

Fair value hedging income (loss)			130,907			(27,290)
Discount on debentures			(133,372)			(141,200)

Subtotal			47,949,427			50,134,900

Total			60,456,251		￦	62,119,016

17. PROVISIONS:

(1) Details of provisions as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Provisions for acceptances and guarantees	￦	736,498	￦	1,407,910
Provisions for unused loan commitments		221,885		228,839
Provision for others		14,817		15,198

Total	￦	973,200	￦	1,651,947

(2) Changes in provisions for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Detail	Acceptances and guarantees						Unused loan commitments		Provision for others		Total
	Individual assessment		Collective assessment		Subtotal
Beginning balance	￦	403,504	￦	1,004,406	￦	1,407,910	￦	228,839	￦	15,198	￦	1,651,947
Foreign exchange translation		(6,468)		(9,413)		(15,881)		(57)		—		(15,938)
Additional provisions (Reversal of provision)		(257,242)		(398,289)		(655,531)		(6,897)		1,344		(661,084)
Transfers in (out)		527,996		(527,996)		—		—		—		—
Payment		—		—		—		—		(1,725)		(1,725)

Ending balance	￦	667,790	￦	68,708	￦	736,498	￦	221,885	￦	14,817	￦	973,200

(Dec. 31, 2016)

Detail	Acceptances and guarantees						Unused loan commitments		Provision for others		Total
	Individual assessment		Collective assessment		Subtotal
Beginning balance	￦	50,761	￦	190,958	￦	241,719	￦	151,618	￦	—	￦	393,337
Foreign exchange translation		876		116		992		51		—		1,043
Additional provisions (Reversal of provision)		351,808		813,391		1,165,199		77,170		16,317		1,258,686
Transfers in (out)		59		(59)		—		—		—		—
Payment		—		—		—		—		(1,119)		(1,119)

Ending balance	￦	403,504	￦	1,004,406	￦	1,407,910	￦	228,839	￦	15,198	￦	1,651,947

18. RETIREMENT BENEFIT PLAN:

The Bank operates both defined benefit plan and defined contribution plan.

(1)	Defined benefit plan

The Bank operates defined benefit plans, which have the following characteristics:

•	The entity has the obligation to pay the agreed benefits to all its current and past employees.

•	The entity is liable for actuarial risk (excess of actual payment against expected amount) and investment risk.

The present value of the defined benefit obligation recognized in the separate statements of financial position is calculated annually by independent actuaries in accordance with actuarial valuation method. The present value of the defined benefit obligation is calculated using the projected unit credit method (“PUC”). The data used in the PUC, such as interest rates, future salary increase rate, mortality rate, consumer price index and expected return on plan asset, are based on observable market data and historical data, which are annually updated.

Actuarial assumptions may differ from actual results due to change in the market, economic trend and mortality trend, which may affect defined benefit obligation liabilities and future payments. Actuarial gains and losses arising from changes in actuarial assumptions are recognized in the period incurred through other comprehensive income or loss.

(2) Details of defined benefit obligation as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Present value of defined benefit obligations	￦	75,896	￦	72,104
Fair value of plan assets		(68,413)		(70,012)

Net defined benefit obligation	￦	7,483	￦	2,092

(3) Changes in net defined benefit obligations for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Present value of the defined benefit obligation		Plan assets		Net defined benefit obligation
Beginning balance	￦	72,105	￦	(70,013)	￦	2,092
Contributions from the employer		—		—		—
Current service cost		4,456		—		4,456
Interest expense (income)		1,306		(1,274)		32
Return on plan assets, excluding the interest expense (income)		—		—		—
Actuarial gains and losses arising from changes in financial assumptions		—		—		—
Actuarial gains and losses arising from experience adjustments		—		—		—
Management fee on plan assets		—		—		—
Benefits paid		(1,971)		2,874		903

Ending balance	￦	75,896	￦	(68,413)	￦	7,483

(Dec. 31, 2016)

	Present value of the defined benefit obligation		Plan assets		Net defined benefit obligation
Beginning balance	￦	82,504	￦	(34,716)	￦	47,788
Contributions from the employer		—		(37,693)		(37,693)
Current service cost		10,605		—		10,605
Interest expense (income)		2,955		(1,246)		1,709
Return on plan assets, excluding the interest expense (income)		—		622		622
Actuarial gains and losses arising from changes in financial assumptions		(5,127)		—		(5,127)
Actuarial gains and losses arising from experience adjustments		(16,414)		—		(16,414)
Management fee on plan assets		—		76		76
Benefits paid		(2,418)		2,944		526

Ending balance	￦	72,105	￦	(70,013)	￦	2,092

(4) Details of plan assets as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Debt securities	￦	17,337	￦	17,337
Others		51,076		52,675

Total	￦	68,413	￦	70,012

(5) Retirement benefit costs incurred from the defined contribution plan for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Jun. 30, 2016
Retirement benefit cost	￦	211	￦	195

19. OTHER LIABILITIES:

Details of other liabilities as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Other financial liabilities:
Financial guarantee liabilities	￦	993,886	￦	969,765
Foreign exchanges payable		27,571		43,178
Accounts payable		220,531		18,463
Accrued expenses		543,275		609,449
Guarantee deposit received		163		163

Subtotal		1,785,426		1,641,018

Other liabilities:
Allowance for credit loss in derivatives		61,157		38,232
Unearned income		172,244		145,060
Sundry liabilities		15,685		8,334

Subtotal		249,086		191,626

Total	￦	2,034,512	￦	1,832,644

20. DERIVATIVES:

The Bank operates derivatives both for trading and hedging purposes. Derivatives held for trading purpose are included in financial assets and liabilities at FVTPL.

(1) Fair value hedge

Fair value hedge is a hedge of the exposure to changes in fair value of a recognized asset or liability or an unrecognized firm commitment, or an identified portion of such an asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss. When applying fair value hedge, the gain or loss on the hedged item attributable to the hedged risk shall adjust the carrying amount of the hedged item and be recognized in profit or loss.

The Bank shall discontinue prospectively the fair value hedge if the hedging instrument expires or is sold, terminated or exercised, the hedge no longer meets the criteria for hedge accounting or the Bank revokes the designation. Any adjustment arising from the gain or loss on the hedged item attributable to the hedged risk to the carrying amount of a hedged financial instrument for which the effective interest method is used shall be amortized to profit or loss.

The Bank uses interest rate swaps for hedging changes of fair values in hedged items arising from changes in interest rates. The Bank also uses currency swaps for hedging changes of fair values in hedged items arising from changes in foreign exchange rates.

(2) Cash flow hedge

Cash flow hedge is a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognized asset or liability (such as all or some future interest payments on variable rate debt) or a highly probable forecast transaction and could affect profit or loss. When applying cash flow hedge, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge shall be recognized in other comprehensive income; and the ineffective portion of the gain or loss on the hedging instrument are recognized in profit or loss. If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized in other comprehensive income are reclassified from equity to profit or loss as a reclassification adjustment in the same period or periods during which the hedged forecast cash flows affect profit or loss.

The Bank shall discontinue prospectively the cash flow hedge if hedging instrument expires or is sold, terminated or exercised, the hedge no longer meets the criteria for hedge accounting or the Bank revokes the designation. The forecasted transaction is no longer expected to occur, any related cumulative gain or loss on the hedging instrument that has been recognized in other comprehensive income from the period when the hedge was effective are reclassified from equity to profit or loss as a reclassification adjustment.

The Bank uses interest rate swaps for hedging changes of cash flows in hedged items arising from changes in interest rates. The Bank also uses currency swaps for hedging changes of cash flows in hedged items arising from changes in foreign exchange.

(3) Details of derivative assets and liabilities as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

			Derivative assets
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	38,442,670	￦	172,853	￦	—	￦	291,654	￦	464,507
Currency:
Currency forwards		7,514,280		—		—		91,862		91,862
Currency swaps		27,208,820		93,120		—		196,604		289,724

Subtotal		34,723,100		93,120		—		288,466		381,586
Stock:
Stock options		—		—		—		375		375
Others:
Other derivatives		—		—		—		21		21

Total	￦	73,165,770	￦	265,973	￦	—	￦	580,516	￦	846,489

			Derivative liabilities
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	38,442,670	￦	250,164	￦	—	￦	280,050	￦	530,214
Currency:
Currency forwards		7,514,280		—		—		91,790		91,790
Currency swaps		27,208,820		1,238,491		—		292,988		1,531,479

Subtotal		34,723,100		1,238,491		—		384,778		1,623,269
Stock:
Stock options		—		—		—		—		—
Others:
Other derivatives		—		—		—		11		11

Total	￦	73,165,770	￦	1,488,655	￦	—	￦	664,839	￦	2,153,494

(Dec. 31, 2016)

			Derivative assets
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	34,406,712	￦	163,959	￦	—	￦	231,219	￦	395,178
Currency:
Currency forwards		5,581,111		—		—		145,185		145,185
Currency swaps		23,132,311		4,458		—		268,794		273,252

Subtotal		28,713,422		4,458		—		413,979		418,437
Stock:
Stock options		—		—		—		2,151		2,151

Total	￦	63,120,134	￦	168,417	￦	—	￦	647,349	￦	815,766

			Derivative liabilities
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	34,406,712	￦	281,054	￦	—	￦	249,051	￦	530,105
Currency:
Currency forwards		5,581,111		—		—		157,340		157,340
Currency swaps		23,132,311		2,054,476		—		446,308		2,500,784

Subtotal		28,713,422		2,054,476		—		603,648		2,658,124
Stock:
Stock options		—		—		—		—		—

Total	￦	63,120,134	￦	2,335,530	￦	—	￦	852,699	￦	3,188,229

(4) Gains and losses from fair value hedging instruments and hedged items attributable to the hedged risk for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Jun. 30, 2016
Fair value hedge—hedged items	￦	(145,748)	￦	(830,051)
Fair value hedge—hedging instruments	￦	768,671	￦	1,151,966

(5) The Bank recognized ￦(1,904) million and ￦(1,331) million as other comprehensive income (loss) (before tax effect) for the six months ended June 30, 2017 and 2016, and cash flow hedge ineffectiveness recognized in earnings was nil for the six months ended June 30, 2017 and ￦(95) thousand for the six months ended June 30, 2016.

21. CAPITAL STOCK:

As of June 30, 2017, the authorized capital and paid-in capital of the Bank are ￦15,000,000 million and ￦11,814,963 million, respectively. The Bank does not issue share certificates.

Changes in capital stock for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Beginning balance	￦	10,398,055	￦	8,878,055
Paid-in capital increase and investment in kind		1,416,908		1,520,000

Ending balance	￦	11,814,963	￦	10,398,055

22. OTHER COMPONENTS OF EQUITY:

(1) Details of other components of equity as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Gain on valuation of AFS securities	￦	140,168	￦	259,565
Gain (Loss) on valuation of cash flow hedge		(589)		854
Remeasurement elements of net defined benefit liability		19,599		19,598

Total	￦	159,178	￦	280,017

(2) Changes in other components for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Beginning balance		Increase (decrease)		Tax effect		Ending balance
Gain on valuation of AFS securities	￦	259,564	￦	(129,103)	￦	9,707	￦	140,168
Gain (Loss) on valuation of cash flow hedge		854		(1,904)		461		(589)
Remeasurements of net defined benefit liability		19,599		—		—		19,599

Total	￦	280,017	￦	(131,007)	￦	10,168	￦	159,178

(Dec. 31, 2016)

	Beginning balance		Increase (decrease)		Tax effect		Ending balance
Gain on valuation of AFS securities	￦	116,369	￦	188,914	￦	(45,718)	￦	259,565
Gain (Loss) on valuation of cash flow hedge		(131)		1,298		(314)		853
Remeasurements of net defined benefit liability		3,742		20,918		(5,061)		19,599

Total	￦	119,980	￦	211,130	￦	(51,093)	￦	280,017

23. RETAINED EARNINGS:

(1) Details of retained earnings as of as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Legal reserve (*1)	￦	328,856	￦	328,856
Voluntary reserve (*2)		—		1,216,737
Reserve for bad loan		206,330		476,882
Unappropriated retained earnings		445,340		(1,487,289)

Total	￦	980,526	￦	535,186

(*1)	Pursuant to the EXIM Bank Act, the Bank appropriates 10% of separate net income for each accounting period as legal reserve, until the accumulated reserve equals to its paid-in capital.
(*2)	The Bank appropriates the remaining balance of net income, after the appropriation of legal reserve and declaration of dividends, to voluntary reserve.

(2) Changes in retained earnings for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Jun. 30, 2016
Beginning balance	￦	535,186	￦	2,027,863
Net income (loss) for the period		445,340		(1,487,289)
Dividends		—		(5,388)

Ending balance	￦	980,526	￦	535,186

(3) Reserve for bad loans

Reserve for bad loans is calculated and disclosed according to Article 29 (1) and (2), Regulation on Supervision of Banking Business. In accordance with Regulation on Supervision of Banking Business, etc., if the estimated allowance for credit loss determined by K-IFRS for the accounting purpose is lower than those for the regulatory purpose required by Regulation on Supervision of Banking Business, the Bank should reserve such difference as the regulatory reserve for bad loans. Due to the fact that regulatory reserve for bad loans is a voluntary reserve, the amounts that exceed the existing reserve for bad loans over the compulsory reserve for bad loans at the period-end date are reversed in profit. In case of accumulated deficit, the Bank should recommence setting aside reserve for bad loans at the time when accumulated deficit is reduced to zero.

1) Reserve for bad loans

Details of reserve for bad loans as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
Accumulated reserve for bad loans	￦	206,330	￦	476,882
Expected reserve for bad loans		400,806		—
Expected deficit recovery		—		(270,552)

Reserve for bad loans	￦	607,136	￦	206,330

2) Regulatory reserve for bad loans and net income after adjusting reserve for bad loans.

Details of regulatory reserve for bad loans and net income after adjusting the reserve for six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Jun. 30, 2016
Net income (loss) for the period	￦	445,340	￦	(937,932)
Regulatory reserve for bad loans		(224,203)		(191,575)

Net profit (loss) after adjusting the reserve for bad loans (*1)	￦	221,137	￦	(1,129,507)

(*1)	Adjusted profit (loss) considering reserves for bad debt as above is calculated by assuming that the provision in reserves for bad debt before income tax is reflected in net income.

(4) Details of dividends for the six months ended June 30, 2017, and for the year ended December 31, 2016, are as follows (Korean won in millions):

	Jun. 30, 2017		Dec. 31, 2016
The Government	￦	—	￦	3,981
BOK		—		707
Korea Development Bank		—		700

Total	￦	—	￦	5,388

24. NET INTEREST INCOME:

Net interest income is the amount after deduction of interest expenses from interest income, and the details are as follows:

(1) Details of interest income for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Interest of due from financial institutions:
Due from financial institutions in local currency	￦	1,899	￦	836
Due from financial institutions in foreign currencies		7,784		5,351

Subtotal		9,683		6,187

Interest of financial assets at FVTPL:
Interest of trading securities		793		855
Interest of investments:
Interest of AFS securities		8,823		6,328
Interest of HTM securities		1,077		1,194

Subtotal		9,900		7,522

Interest of loans:
Interest of loans in local currency		321,521		242,515
Interest of loans in foreign currencies		934,790		807,106
Interest of bills bought		11,878		6,469
Interest of call loans		10,557		7,003
Interest of interbank loans		877		2,202

Subtotal		1,279,623		1,065,295

Other interest income		2,694		2,774

Total	￦	1,302,693	￦	1,082,633

(2) Details of interest expenses for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Interest of borrowings:
Borrowings in foreign currencies	￦	75,127	￦	57,290
Interest of call money		3,185		2,143
Interest of debentures:
Interest of debentures in local currency		93,724		98,046
Interest of debentures in foreign currencies		605,755		512,156

Subtotal		699,479		610,202

Other interest income		7,149		10,446

Total	￦	784,940	￦	680,081

25. NET COMMISSION INCOME:

Net commission income is the amount after deduction of commission expenses from commission income, and the details are as follows.

(1) Details of commission income for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Commission income in local currency:
Commission income on management of EDCF	￦	7,692	￦	7,323
Commission income on management of IKCF		1,138		1,138
Other commission income in local currency		—		2

Subtotal		8,830		8,463

Commission income in foreign currencies:
Commission income on letter of credit		1,233		1,101
Commission income on confirmation on export letter of credit		428		—
Commission income on loan commitments		19,614		22,165
Management fee		—		61
Arrangement fee		5,938		6,552
Advisory fee		61		769
Cancellation fee		22		—
Prepayment fee		2,793		6,408
Sundry commission income on foreign exchange		77		196
Structuring fee		—		2,682
Brokerage fee for foreign currencies exchange funds		1,409		1,404
Other commission income in foreign currencies		3,116		196

Subtotal		34,691		41,534

Others:
Other commission income		1,844		5,319
Guarantee fees in local currency:
Guarantee fees in local currency		21,795		—
Guarantee fees in foreign currencies:
Guarantee fees in foreign currencies		108,326		111,917
Premium for guarantee		30,006		32,266

Subtotal		138,332		144,183

Total	￦	205,492	￦	199,499

(2) Details of commission expenses for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Commission expenses in local currency:
Commission expenses on domestic transaction	￦	216	￦	292
Commission expenses in foreign currencies:
Service fees paid to credit-rating agency		1,580		1,337
Sundry commission expenses on foreign exchange		534		401
Sundry commissions expenses on offshore transaction		1		7

Subtotal		2,115		1,745

Others:
Other commissions expenses		418		2,676

Total	￦	2,749	￦	4,713

26. DIVIDEND INCOME:

Details of dividend income for six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
AFS securities	￦	33,184	￦	21,583
Investments in associates		9,905		7,999

Total	￦	43,089	￦	29,582

27. GAIN (LOSS) ON FINANCIAL ASSETS AT FVTPL:

Details of gain (loss) on financial assets at FVTPL for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Trading securities:
Gain on valuation	￦	1,876	￦	5,830
Loss on valuation		(336)		(498)
Gain on disposal		7,427		6,355
Loss on disposal		(171)		(682)

Subtotal		8,796		11,005

Trading derivatives:
Gain on valuation		606,120		410,340
Loss on valuation		(502,614)		(211,209)
Gain on transaction		247,240		461,267
Loss on transaction		(220,724)		(425,652)

Subtotal		130,022		234,746

Total	￦	138,818	￦	245,751

28. GAIN (LOSS) ON HEDGING DERIVATIVES:

Details of gain (loss) on hedging derivatives for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Gain on hedging derivatives	￦	812,286	￦	1,247,119
Loss on hedging derivatives		(43,615)		(95,153)

Total	￦	768,671	￦	1,151,966

29. GAIN (LOSS) ON FINANCIAL INVESTMENTS:

Details of gain (loss) on financial investments for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
AFS securities:
Gain on disposals	￦	18,929	￦	4,479
Loss on disposals		(92)		—
Impairment loss		(3,298)		(3,465)

Total	￦	15,539	￦	1,014

30. OTHER OPERATING INCOME (EXPENSES):

Details of other operating income (expenses) for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Other operating income:
Gains on sale of loans	￦	1,655	￦	—
Gain on fair value hedged items		82,136		52,317
Others		6,396		15,241

Subtotal		90,187		67,558

Other operating expenses:
Loss on fair value hedged items		227,884		882,368
Contribution to Credit Guarantee Fund and Technology Credit Guarantee Fund		2,641		2,678
Others		32,171		49,042

Subtotal		262,696		934,088

Total	￦	(172,509)	￦	(866,530)

31. (REVERSAL OF) IMPAIRMENT LOSS ON CREDIT:

Details of impairment loss (reversal) on credit for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Loans	￦	755,542	￦	835,678
Other financial assets		3,629		1,395
Guarantees		(655,532)		788,300
Unused loan commitments		(6,897)		42,842
Financial guarantee contract		24,949		124,000

Total	￦	121,691	￦	1,792,215

32. GENERAL AND ADMINISTRATIVE EXPENSES:

Details of general and administrative expenses for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	Detail	2017		2016
General and administrative	Short-term salaries	￦	46,574	￦	58,341
Other expenses in financing department	Office expenses		24,528		26,094

	Subtotal		71,102		84,435

Office expenses of EDCF			793		833
General and administrative	Postemployment benefit (defined contributions)		211		195
Others	Postemployment benefit (defined benefits)		4,488		6,157
	Depreciation of tangible assets		4,499		7,235
	Amortization of intangible assets		3,535		2,428
	Taxes and dues		16,219		15,683

	Subtotal		28,952		31,698

	Total	￦	100,847	￦	116,966

33. NON-OPERATING INCOME (EXPENSES):

Details of non-operating income (expenses) for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	Detail	2017		2016
Gain(Loss) on investments in associates and subsidiaries	Dividend income	￦	9,905	￦	7,999
	Impairment loss		(235)		(3,909)

	Subtotal		9,670		4,090

Others income	Gain on disposals of tangible assets		22		33
	Rental income		78		81
	Damages paid for breach of contracts		2		—
	Interest on other loans		40		44
	Revenue on research project		22		2,027
	Other miscellaneous income		1,240		295

	Subtotal		1,404		2,480

Others expenses	Loss on disposal of tangible assets		1		1
	Impairment loss on intangible assets		19		538
	Expenses for contribution		2,460		2,401
	Court cost		1,166		1,541
	Expenses on research project		3,585		2,022
	Other miscellaneous expenses		1,055		4,025

	Subtotal		8,286		10,528

	Total	￦	2,788	￦	(3,958)

34. INCOME TAX EXPENSE (BENEFIT):

(1) Details of income tax expenses (benefit) for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Current income tax payable	￦	—	￦	—
Adjustment recognized in the period for current tax of prior periods		—		(4,203)
Changes in deferred income taxes due to temporary differences		126,767		(261,835)
Changes in deferred income taxes directly recognized in equity		10,132		(35,215)

Income tax expense (benefit)	￦	136,899	￦	(301,253)

(2) Details of the reconciliation between net income before income tax and income tax expense (benefit) for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Net income (loss) before income tax	￦	582,239	￦	(1,239,185)
Income tax (benefit) calculated at statutory tax rate (11% up to ￦200 million, 22% over ￦200 million to ￦20 billion and 24.2% over ￦20 billion)		140,440		(299,421)
Adjustments:
Effect on non-taxable income		(495)		(852)
Effect on non-deductible expense		324		2,680
Unrecognized temporary differences		57		946
Others		941		114

Subtotal		827		2,888

Adjustment recognized in the period for current tax of prior periods		(4,368)		(4,720)

Income tax expense (benefit)	￦	136,899	￦	(301,253)

Effective tax rate from operations (*1)		23.51%		—

(*1)	The Bank had net loss become income tax during the six months ended June 30, 2016, hence the Bank did not calculate the effective tax rate from operation.

35. STATEMENTS OF CASH FLOWS:

Details of significant noncash investing and financing transactions for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

	2017		2016
Loan-for-equity swap	￦	—	￦	35,009
Gain (Loss) on valuation of AFS securities		(157,514)		111,310
Investment in kind		1,416,907		518,854

36. CONTINGENT LIABILITIES AND COMMITMENTS:

(1) Details of contingent liabilities and commitments as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

Detail		Jun. 30, 2017		Dec. 31, 2016
Guarantees	Confirmed	￦	46,016,273	￦	53,615,073
	Unconfirmed		4,604,968		6,063,975

	Subtotal		50,621,241		59,679,048

Loan commitments	Local currency, foreign currencies, offshore loan commitments		18,271,901		18,571,869
	Others		3,153,439		1,758,176

	Subtotal		21,425,340		20,330,045

	Total	￦	72,046,581	￦	80,009,093

(2) Details of guarantees that have been provided for others as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

Detail		Jun. 30, 2017		Dec. 31, 2016
Confirmed guarantees	Local currency:
	Performance of contracts	￦	62,979	￦	71,301
	Repayment of advances		28,531		43,536
	Others		474,983		384,223

	Subtotal		566,493		499,060

	Foreign currencies:
	Performance of contracts		12,154,579		13,989,701
	Repayment of advances		15,733,467		20,239,595
	Acceptances of imported goods		84		1,245
	Acceptance of import letter of credit outstanding		112,934		172,857
	Foreign liabilities		11,127,490		11,547,142
	Others		6,321,226		7,165,473

	Subtotal		45,449,780		53,116,013

Unconfirmed guarantees	Foreign liabilities		1,465,122		1,337,732
	Repayment of advances		3,027,591		4,549,899
	Performance of contracts		76,111		159,687
	Underwriting of import credit		36,109		16,617
	Others		35		40

	Subtotal		4,604,968		6,063,975

	Total	￦	50,621,241	￦	59,679,048

(3) Details of guarantees classified by country as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

		Confirmed guarantees			Unconfirmed guarantees			Total
Detail		Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Asia	Korea	￦	32,509,435	70.65	￦	3,012,191	65.41	￦	35,521,626	70.18
	Saudi Arabia		2,093,075	4.55		—	—		2,093,075	4.14
	India		484,921	1.05		83,400	1.81		568,321	1.12
	Indonesia		1,058,351	2.30		11,190	0.24		1,069,541	2.11
	Vietnam		1,016,270	2.21		355,035	7.71		1,371,305	2.71
	Australia		771,887	1.68		53,891	1.17		825,778	1.63
	Philippines		123,850	0.27		18,666	0.41		142,516	0.28
	Qatar		320,410	0.70		—	—		320,410	0.63
	Oman		309,228	0.67		128,165	2.78		437,393	0.86
	Others		553,317	1.20		131,197	2.85		684,514	1.35

Subtotal			39,240,744	85.28		3,793,735	82.38		43,034,479	85.01

Europe	United Kingdom		359,297	0.78		—	—		359,297	0.71
	France		486,942	1.06		60,535	1.31		547,477	1.08
	Uzbekistan		310,528	0.67		67,887	1.47		378,415	0.75
	Others		437,847	0.95		281,393	6.12		719,240	1.42

Subtotal			1,594,614	3.46		409,815	8.90		2,004,429	3.96

America	U.S.A.		2,784,255	6.05		338,508	7.36		3,122,763	6.17
	Brazil		503,227	1.09		—	—		503,227	0.99
	Mexico		289,927	0.63		2,066	0.04		291,993	0.58
	Bermuda		211,450	0.46		—	—		211,450	0.42
	Others		314,772	0.69		40,704	0.88		355,476	0.70

Subtotal			4,103,631	8.92		381,278	8.28		4,484,909	8.86

Africa	Madagascar		169,433	0.37		—	—		169,433	0.33
	Marshall Islands		613,624	1.33		—	—		613,624	1.21
	Others		294,227	0.64		20,140	0.44		314,367	0.63

Subtotal			1,077,284	2.34		20,140	0.44		1,097,424	2.17

	Total	￦	46,016,273	100.00	￦	4,604,968	100.00	￦	50,621,241	100.00

(Dec. 31, 2016)

		Confirmed guarantees			Unconfirmed guarantees			Total
Detail		Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Asia	Korea	￦	39,410,253	73.51	￦	4,706,038	77.61	￦	44,116,291	73.92
	Saudi Arabia		2,279,926	4.25		—	—		2,279,926	3.82
	India		550,354	1.03		49,334	0.81		599,688	1.00
	Indonesia		1,145,558	2.14		15,579	0.26		1,161,137	1.95
	Vietnam		1,042,485	1.94		442,065	7.29		1,484,550	2.49
	Australia		839,002	1.56		57,149	0.94		896,151	1.50
	Philippines		347,199	0.65		3,588	0.06		350,787	0.59
	Qatar		351,311	0.66		—	—		351,311	0.59
	Singapore		18,629	0.03		—	—		18,629	0.03
	Oman		306,690	0.57		157,827	2.60		464,517	0.78
	Others		566,106	1.06		144,818	2.39		710,924	1.19

Subtotal			46,857,513	87.40		5,576,398	91.96		52,433,911	87.86

Europe	United Kingdom		409,953	0.76		—	—		409,953	0.69
	France		484,456	0.90		103,897	1.71		588,353	0.99
	Uzbekistan		397,164	0.74		50,318	0.83		447,482	0.75
	Others		196,489	0.37		71,302	1.18		267,791	0.45

Subtotal			1,488,062	2.77		225,517	3.72		1,713,579	2.88

America	U.S.A.		2,659,726	4.96		191,982	3.17		2,851,708	4.78
	Brazil		566,466	1.06		532	0.01		566,998	0.95
	Mexico		315,010	0.59		2,191	0.04		317,201	0.53
	Bermuda		235,275	0.44		—	—		235,275	0.39
	Others		347,805	0.65		45,998	0.76		393,803	0.66

Subtotal			4,124,282	7.70		240,703	3.98		4,364,985	7.31

Africa	Madagascar		179,677	0.33		—	—		179,677	0.30
	Marshall Islands		657,903	1.23		—	—		657,903	1.10
	Others		307,636	0.57		21,357	0.34		328,993	0.55

Subtotal			1,145,216	2.13		21,357	0.34		1,166,573	1.95

	Total	￦	53,615,073	100.00	￦	6,063,975	100.00	￦	59,679,048	100.00

(4) Details of guarantees classified by industry as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Confirmed guarantees			Unconfirmed guarantees			Total
Detail	Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Manufacturing	￦	22,332,891	48.53	￦	3,666,612	79.63	￦	25,999,503	51.36
Transportation		2,103,234	4.57		112,938	2.45		2,216,172	4.38
Finance		1,871,985	4.07		36,108	0.78		1,908,093	3.77
Wholesale and retail		1,218,300	2.65		360,181	7.83		1,578,481	3.12
Real estate		526,637	1.14		66,474	1.44		593,111	1.17
Construction		11,011,844	23.93		40,622	0.88		11,052,466	21.83
Public and others		6,951,382	15.11		322,033	6.99		7,273,415	14.37

Total	￦	46,016,273	100.00	￦	4,604,968	100.00	￦	50,621,241	100.00

(Dec. 31, 2016)

	Confirmed guarantees			Unconfirmed guarantees			Total
Detail	Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Manufacturing	￦	26,653,851	49.71	￦	4,992,780	82.34	￦	31,646,631	53.03
Transportation		2,176,509	4.06		159,308	2.63		2,335,817	3.91
Finance		2,166,443	4.04		16,777	0.28		2,183,220	3.66
Wholesale and retail		1,593,684	2.97		61,393	1.01		1,655,077	2.77
Real estate		540,841	1.01		—	—		540,841	0.91
Construction		12,489,998	23.30		107,003	1.76		12,597,001	21.11
Public and others		7,993,747	14.91		726,714	11.98		8,720,461	14.61

Total	￦	53,615,073	100.00	￦	6,063,975	100.00	￦	59,679,048	100.00

(5) Global Medium-Term Note Program and CP programs

The Bank has been establishing the following programs regarding the issue of foreign currencies bonds and CPs:

1)	Established on August 1, 1991, initially, and annually renewed, U.S. Shelf Registration to issue foreign bonds under the Securities and Exchange Commission rule of the United States of America with an issuance limit of USD 50 billion.

2)	Established on May 14, 1997, and May 16, 1997, initially, and annually renewed, CP program to issue CPs with issuance limits of USD 6 billion and USD 2 billion, respectively.

3)	Established on November 6, 1997, initially, and annually renewed, Euro Medium-Term Note Program to issue mid-to-long-term foreign currencies bonds with an issuance limit of USD 25 billion.

4)	Established on February 13, 2008, initially, and renewed every year, MYR MTN program to issue Malaysian Ringgit-denoted bonds with issuance limits of MYR 4 billion.

5)	Established on June 20, 2008, initially, and annually renewed, Yen Shelf Registration to issue Samurai bond with an issuance limit of JPY 500 billion.

6)	Established on May 31, 2010, Australian Domestic Debt Issuance Program to issue Kangaroo bond with limit of AUD 4 billion.

7)	Established on January 17, 2011, and renewed every two years, Uridashi Shelf Registration to issue Uridashi bond with an issuance limit of JPY 500 billion.

(6)	Litigations

Details of pending litigations as of June 30, 2017 and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

	Filed by the Bank		Filed against the Bank
Number of lawsuits		7		11
Aggregated litigation value	￦	118,275	￦	136,766
Provision for litigation	￦	—	￦	14,816

(Dec. 31, 2016)

	Filed by the Bank		Filed against the Bank
Number of lawsuits		6		9
Aggregated litigation value	￦	108,412	￦	147,714
Provision for litigation	￦	—	￦	14,816

(7)	Written-off loans

The Bank manages written-off loans that have claims on debtors due to the statute of limitations, uncollected after write-off, etc. The written-off loans as of June 30, 2017, and December 31, 2016, are ￦1,183,383 million and ￦1,300,714 million, respectively.

37. TRANSACTIONS AND BALANCES WITH RELATED PARTIES:

Related parties consist of entities related to the Bank, postemployment benefits, a key management personnel and a close member of that person’s family, an entity controlled or jointly controlled and an entity influenced significantly.

(1) Details of related parties as of June 30, 2017, are as follows:

Detail	Relationship	Percentage of ownership (%)
Parent:
Korean government	Parent	66.27
Subsidiaries and Associates:
KEXIM Bank UK Limited	Subsidiary	100.00
PT.KOEXIM Mandiri Finance	Subsidiary	85.00
KEXIM Vietnam Leasing Co.	Subsidiary	100.00
KEXIM Asia Limited	Subsidiary	100.00
Korea Asset Management Corporation	Associate	25.86
Credit Guarantee and Investment Fund	Associate	14.29
Korea Marine Guarantee Incorporated Company	Associate	51.36
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Associate	67.04
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate	67.27
KTB Newlake Global Healthcare PEF	Associate	25.00
KBS-KDB Private Equity Fund	Associate	20.83
Korea Shipping and Maritime Transportation	Associate	40.00
Korea Aerospace Industries. LTD.	Associate	26.41

(2) Significant balances of receivables, payables and guarantees with the related parties

1)	Significant balances of receivables and payables with the related parties as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Detail	Receivables		Allowance/ provisions		Payables
Subsidiaries:
KEXIM Bank UK Limited	￦	85,109	￦	—	￦	57
PT.KOEXIM Mandiri Finance		142,898		227		—
KEXIM Vietnam Leasing Co.		130,804		201		—
KEXIM Asia Limited		185,104		—		118
Associate:
SUNGDONG Shipbuilding & Marine Engineering Co., LTD.		1,973,849		644,755		—
DAESUN Shipbuilding & Engineering Co., Ltd.		387,688		189,090		38,793

Total	￦	2,905,452	￦	834,273	￦	38,968

(Dec. 31, 2016)

Detail	Receivables		Allowance/ Provisions		Payables
Subsidiaries:
KEXIM Bank UK Limited	￦	146,398	￦	—	￦	12
PT.KOEXIM Mandiri Finance		139,349		231		—
KEXIM Vietnam Leasing Co		144,758		217		—
KEXIM Asia Limited		139,390		—		55
Associate:
SUNGDONG Shipbuilding & Marine Engineering Co., LTD.		2,067,494		752,585		—
DAESUN Shipbuilding & Engineering Co., Ltd.		387,691		239,280		25,266

Total	￦	3,025,080	￦	992,313	￦	25,333

2)	Guarantees provided to the related parties as of June 30, 2017, and December 31, 2016, are as follows (Korean won in millions):

(Jun. 30, 2017)

Detail	Confirmed guarantees		Unconfirmed guarantees		Loans commitments		Other commitments
Subsidiaries:
KEXIM Bank UK Limited	￦	—	￦	—	￦	276,792	￦	15,954
PT.KOEXIM Mandiri Finance		—		—		28,490		—
KEXIM Vietnam Leasing Co.		—		—		17,094		—
KEXIM Asia Limited		—		—		44,591		31,339
Associate:
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		277,694		20,863		160,000		—
DAESUN Shipbuilding & Engineering Co., Ltd.		71,195		50,505		—		—

Total	￦	348,889	￦	71,368	￦	526,967	￦	47,293

(Dec. 31, 2016)

Detail	Confirmed guarantees		Unconfirmed guarantees		Loans commitments		Other commitments
Subsidiaries:
KEXIM Bank UK Limited	￦	24,170	￦	—	￦	238,075	￦	16,919
PT.KOEXIM Mandiri Finance		—		—		42,298		—
KEXIM Vietnam Leasing Co.		—		—		12,085		—
KEXIM Asia Limited		—		—		77,765		42,902
Associate:
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		714,437		144,446		44,000		—
DAESUN Shipbuilding & Engineering Co., Ltd.		88,731		54,477		13,671		—

Total	￦	827,338	￦	198,923	￦	427,894	￦	59,821

(3) Profit and loss transactions with related parties

Profit and loss transactions with related parties for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

Detail	Related party	2017						2016
		Revenue		Bad debt expenses		Expenses		Revenue		Bad debt expenses		Expenses
Subsidiaries	KEXIM Bank UK Limited	￦	1,047	￦	—	￦	259	￦	1,168	￦	—	￦	115
	PT.KOEXIM Mandiri Finance		1,048		—		—		745		(4)		—
	KEXIM Vietnam Leasing Co.		1,050		—		—		805		(7)		—
	KEXIM Asia Limited		1,088		—		96		1,104		—		213
Associate	SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		40,508		(82,776)		1,133		13,876		101,983		101
	DAESUN Shipbuilding & Engineering Co., Ltd		2,803		(48,578)		38		3,575		(2,592)		—

	Total	￦	47,544	￦	(131,354)	￦	1,526	￦	21,273	￦	99,380	￦	429

(4) Money dealing with related parties

Money dealing with related parties for six months ended June 30, 2017, and for the year ended December 31, 2016, is as follows (Korean won in millions):

Detail	Related party	Jun. 30, 2017				Dec. 31, 2016
		Financing transaction				Financing transaction
		Loan		Collection		Loan		Collection
Subsidiaries	KEXIM Bank UK Limited	￦	90,397	￦	147,369	￦	304,543	￦	316,538
	PT.KOEXIM Mandiri Finance		145,187		133,701		268,612		270,885
	KEXIM Vietnam Leasing Co.		125,940		131,711		355,063		359,067
	KEXIM Asia Limited		196,880		145,642		314,651		314,859
Associate	SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		34,000		150,008		884,377		10,000
	DAESUN Shipbuilding & Engineering Co., Ltd.		—		—		16,701		12,810

	Total	￦	592,404	￦	708,431	￦	2,143,947	￦	1,284,159

(5) Details of compensation for key executives for the six months ended June 30, 2017 and 2016, are as follows (Korean won in millions):

Detail	2017		2016
Salaries	￦	949	￦	1,009
Severance and retirement benefits		36		84

Total	￦	985	￦	1,093

THE REPUBLIC OF KOREA

Government and Politics

Relations with North Korea

North Korea has continued to develop its nuclear and ballistic missile programs and has engaged in a series of missile tests, including four missiles that were launched in March 2017 and additional missiles launched in May 2017 and July 2017. In response, the United Nations Security Council issued unanimous sanctions on North Korea. On August 29, 2017, North Korea fired a ballistic missile over Japan’s northern island into the Pacific Ocean. In response, the United Nations Security Council condemned North Korea’s firing of the missile and demanded that North Korea cease firing additional missiles and abandon all nuclear weapons and programs. On September 3, 2017, North Korea announced that it successfully conducted its sixth nuclear test by detonating a hydrogen bomb designed to be mounted on an intercontinental ballistic missile, which resulted in increased tensions in the region. In response, on September 11, 2017, the United Nations Security Council unanimously approved a new resolution to further expand economic sanctions against North Korea by imposing a ban on its textile exports and capping imports of crude oil, among others.

There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future or that such escalation will not have a material adverse impact on the Republic’s economy. Any further increase in tension, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between the Republic and North Korea break down or military hostilities occur, could have a material adverse effect on the Republic’s economy.

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first half of 2017 was 2.8% at chained 2010 year prices, as aggregate private and general government consumption expenditures increased by 2.3%, gross domestic fixed capital formation increased by 9.9% and exports of goods and services increased by 1.9%, each compared with the corresponding period of 2016.

Prices, Wages and Employment

The inflation rate was 2.1% in the first quarter of 2017 and 1.9% in the second quarter of 2017. The unemployment rate was 4.3% in the first quarter of 2017 and 3.9% in the second quarter of 2017.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 2,391.8 on June 30, 2017, 2,402.7 on July 31, 2017, 2,363.2 on August 31, 2017, 2,394.5 on September 29, 2017 and 2,490.1 on October 23, 2017.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,139.6 to US$1.00 on June 30, 2017, Won 1,119.1 to US$1.00 on July 31, 2017, Won 1,122.8 to US$1.00 on August 31, 2017, Won 1,146.7 to US$1.00 on September 29, 2017 and Won 1,131.9 to US$1.00 on October 23, 2017.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$36.3 billion in the first half of 2017. The current account surplus in the first half of 2017 decreased from the current account surplus of US$51.7 billion in the corresponding period of 2016, primarily due to an increase in deficit from the services account and a decrease in surplus from the goods account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$45.1 billion in the first half of 2017. Exports increased by 15.8% to US$279.3 billion and imports increased by 21.3% to US$234.2 billion from US$241.2 billion of exports and US$193.1 billion of imports, respectively, in the corresponding period of 2016.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$384.7 billion as of September 30, 2017.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-217916.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

Floating Rate Notes

The Floating Rate Notes are initially limited to US$600,000,000 aggregate principal amount. The Floating Rate Notes will mature on November 1, 2022 (the “Floating Rate Notes Maturity Date”). The Floating Rate Notes will bear interest for each Interest Period (as defined below) at the rate equal to Three-Month USD LIBOR plus 0.925% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each a “Floating Rate Notes Interest Payment Date”). The first interest payment on the Floating Rate Notes will be made on February 1, 2018 in respect of the period from (and including) November 1, 2017 to (but excluding) February 1, 2018. Interest on the Floating Rate Notes will accrue from November 1, 2017. If any Floating Rate Notes Interest Payment Date or the Floating Rate Notes Maturity Date falls on a day that is not a business day (as defined below), such date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a business day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a business day. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Floating Rate Note at the close of business on the fifteenth day (whether or not a business day) preceding an Interest Payment Date for such Floating Rate Note. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable Interest Period (as defined herein) divided by 360. We will make principal and interest payments on the Floating Rate Notes in immediately available funds in U.S. dollars.

The term “Three-Month USD LIBOR” means, with respect to any Interest Determination Date (as defined below):

(a) the rate for three-month deposits in United States dollars commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, that appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b) if no rate appears on the particular Interest Determination Date on the Reuters Page LIBOR01, the rate calculated by the Calculation Agent (as defined below) as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London Banking Day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular Interest Determination Date.

“Reuters Page LIBOR01” means the display on Reuters (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the ICE Benchmark Administration Limited or any successor thereof as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

“Interest Determination Date” for any Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” refers to the period from (and including) November 1, 2017 to (but excluding) the first Floating Rate Notes Interest Payment Date and each successive period from (and including) a Floating Rate Notes Interest Payment Date to (but excluding) the next Floating Rate Notes Interest Payment Date.

The Bank of New York Mellon will serve as the “Calculation Agent” for the Floating Rate Notes. In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Floating Rate Notes are held in global form. In the event that the Floating Rate Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described below under “—Notices”. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, we have a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

Fixed Rate Notes

The 2020 Notes are initially limited to US$400,000,000 aggregate principal amount, and the 2022 Notes are initially limited to US$1,000,000,000 aggregate principal amount. The 2020 Notes will mature on November 1, 2020 (the “2020 Notes Maturity Date”), and the 2022 Notes will mature on November 1, 2022 (the “2022 Notes Maturity Date”, and together with the 2020 Notes Maturity Date, the “Fixed Rate Notes Maturity Dates”). The 2020 Notes will bear interest at a rate of 2.50% per annum, and the 2022 Notes will bear interest at a rate of

3.00% per annum, in each case payable semi-annually in arrears on May 1 and November 1 of each year (each a “Fixed Rate Notes Interest Payment Date”). The first interest payment on the Fixed Rate Notes will be made on May 1, 2018 in respect of the period from (and including) November 1, 2017 to (but excluding) May 1, 2018.

Interest on the Fixed Rate Notes will accrue from November 1, 2017. If any Fixed Rate Notes Interest Payment Date or any Fixed Rate Notes Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Fixed Rate Notes Interest Payment Date or the Fixed Rate Notes Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Fixed Rate Note at the close of business on the fifteenth day (whether or not a business day) preceding such Fixed Rate Notes Interest Payment Date. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Fixed Rate Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus, we will appoint and maintain a paying agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption. In addition, in the event that we issue Notes in definitive form, an announcement of such issue will be made by or on behalf of us through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of Korean tax considerations that may be relevant to you if you invest in the Notes, please refer to the section “Taxation—Korean Taxation” in the accompanying prospectus as supplemented below.

Tax on Interest Payments

Under the Special Tax Treatment Control Law (the “STTCL”), when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein; provided that the debt securities are deemed to be foreign currency denominated bonds issued outside of Korea for the purpose of the STTCL.

If the tax exemption under the STTCL referred to above were to cease to be in effect, the rate of income tax or corporation tax applicable to interest on the debt securities, for a non-resident or a foreign company without a permanent establishment in Korea, would be 14% of income. In addition, a local income tax surcharge would be imposed at the rate of 10% of the income or corporation tax (raising the total tax rate to 15.4%). The tax rates may be reduced or exempted by an applicable tax treaty, convention or agreement between Korea and the residence country of the recipient of the interest income.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer of the debt security to a Korean resident or a Korean company (or the Korean permanent establishment of a non-resident or a foreign company). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the debt securities outside of Korea; provided that the offering of the debt securities is deemed to be an overseas issuance for the purpose of the STTCL. If you sell or otherwise dispose of debt securities to a Korean resident or a Korean company and such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including local income tax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including local income tax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” in the accompanying prospectus.

With respect to computing the above-mentioned 22% withholding taxes (including local income tax) on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the debt securities. The purchaser of the debt securities or, in the case of the sale of the debt securities through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can either claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or produce satisfactory evidence of your acquisition cost and certain direct transaction costs in relation to the debt securities being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant debt securities occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Inheritance Tax and Gift Tax

If you die while domiciled in Korea or had resided in Korea continuously for at least 183 days immediately prior to the death, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled or whether you have resided in Korea continuously for at least 183 days immediately prior to the death when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where the donee or you are domiciled or whether the donee or you have resided in Korea continuously for at least 183 days immediately prior to the gift or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

Under Korean inheritance and gift tax laws, debt securities issued by Korean companies are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

Stamp Duty

You will not be subject to any Korean stamp duty, registration duty or similar documentary tax (except for a nominal amount of stamp duty) in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Tax Treaties

Subject to certain exceptions, in order to receive the benefit of a tax exemption available under any applicable tax treaty, you may also be required to submit to the payer of such Korean source income an application for tax exemption under a tax treaty, together with a certificate as to your country of tax residence. Subject to certain exceptions, the Korean tax laws also require an overseas investment vehicle (which is defined as an organization established in a foreign jurisdiction that manages funds collected through investment solicitation by way of acquiring, disposing or otherwise investing in proprietary targets and then distributes the outcome of such management to investors) to obtain the application for tax exemption from the beneficial owners together with a certificate of tax residence of the beneficial owner and submit a report of overseas investment vehicle to the payer, together with a detailed statement on the beneficial owner of the income and the obtained application for exemption from the beneficial owner. The payer of such Korean source income, in turn, will be required to submit such exemption application to the relevant district tax office in Korea by the ninth day of the month following the date of the first payment of such income. Even if the beneficial owner was unable to receive the benefit of a tax exemption due to his or her failure to timely submit such application, the beneficial owner may still receive tax treaty benefits by submitting evidentiary documents to the relevant tax office within five years of the last day of the month during which the payment of such income occurred. Furthermore, the Corporation Income Tax Law (the “CITL”) and Individual Income Tax Law (the “IITL”) require the beneficial owner to submit an application for entitlement to a preferential tax rate together with evidence of tax residence (including a certificate of tax residence of the beneficial owner issued by a competent authority of the country of tax residence of the beneficial owner) to a withholding obligor paying Korean source income in order to benefit from the available reduced tax rate pursuant to the relevant tax treaty. Subject to certain exceptions, the CITL and IITL also require an overseas investment vehicle to obtain the application for entitlement to a preferential tax rate from the beneficial owners and submit a report of overseas investment vehicle to the withholding obligor, together with a detailed statement on the beneficial owner of the income.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability.

For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated October 24, 2017 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of Floating Rate Notes		Principal Amount of 2020 Notes		Principal Amount of 2022 Notes
BNP Paribas		US$113,983,517		US$77,453,333		US$193,792,483
Citigroup Global Markets Inc.		113,983,517		77,453,333		193,792,483
Crédit Agricole Corporate and Investment Bank		113,983,517		77,453,333		193,792,483
Merrill Lynch, Pierce, Fenner & Smith Incorporated		113,983,517		77,453,333		193,792,483
MUFG Securities EMEA plc		113,983,517		77,453,333		193,792,483
Mirae Asset Daewoo Co., Ltd.		30,082,415		12,733,335		31,037,585
KEXIM Asia Limited		—		—		—

	US$	600,000,000	US$	400,000,000	US$	1,000,000,000

KEXIM Asia Limited, one of the underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any Notes of a series, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on behalf of us in such jurisdiction.

Each of the Floating Rate Notes, the 2020 Notes and the 2022 Notes are a new class of securities with no established trading market. Applications have been made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, each of BNP Paribas, Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities EMEA plc, Mirae Asset Daewoo Co., Ltd. and KEXIM Asia Limited (the “Stabilizing Managers”) or any person acting on their behalf may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of the Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the

Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Managers may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Managers commence any of these transactions, they may discontinue such transactions at any time, and must discontinue them after a limited period.

The amount of net proceeds from our Floating Rate Notes is US$598,200,000 after deducting underwriting discounts but not estimated expenses. Our expenses associated with the Floating Rate Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Floating Rate Notes.

The amount of net proceeds from our 2020 Notes is US$397,600,000 after deducting underwriting discounts but not estimated expenses. Our expenses associated with the 2020 Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2020 Notes.

The amount of net proceeds from our 2022 Notes is US$995,530,000 after deducting underwriting discounts but not estimated expenses. Our expenses associated with the 2022 Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2022 Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about November 1, 2017, which we expect will be the sixth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in two business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the second business day before the settlement date, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

that securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Yulchon, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinion of Yulchon.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 111235-0000158. Our authorized share capital is ￦15,000 billion. As of June 30, 2017, our paid-in capital was ￦11,815 billion.

Our board of directors can be reached at the address of our registered office: c/o 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on October 23, 2017. On October 20, 2017, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	CUSIP	ISIN
Floating Rate Notes	302154 CN7	US302154CN70
2020 Notes	302154 CP2	US302154CP29
2022 Notes	302154 CQ0	US302154CQ02

HEAD OFFICE OF THE BANK

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Yulchon	Cleary Gottlieb Steen & Hamilton LLP
Textile Center 12F 518 Teheran-ro Daechi-dong, Gangnam-gu Seoul 06180 Korea	c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

c/o 18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

152 Tehran-ro, Gangnam-gu

Seoul 06236

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542